UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )
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145 Hunter Drive, Wilmington, Ohio 45177
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD MAY 7, 2015
Notice is hereby given that the 2015 Annual Meeting of Stockholders of Air Transport Services Group, Inc., a Delaware corporation (the “Company”), has been called and will be held on Thursday, May 7, 2015, at 11:00 a.m., local time, at The Roberts Center, 123 Gano Road, Wilmington, Ohio 45177, for the following purposes:

1.	To elect four directors to the Board of Directors each for a term of one year;

2.	To consider and vote on a proposal to adopt the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan.

3.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2015;

4.	To hold an advisory vote on executive compensation; and

5.	To attend to such other business as may properly come before the meeting and any adjournments thereof.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2014 Annual Report. We believe that this process allows us to provide our stockholders with the necessary information, while reducing our costs and lessening the environmental impact of the Annual Meeting. The Notice contains instructions on how to access the Proxy Statement and 2014 Annual Report over the Internet. The Notice also contains instructions on how to request a paper copy of the proxy materials.
The foregoing matters are described in more detail in the Proxy Statement that is available at http://www.proxyvote.com.
At the meeting, we will also report on the Company’s business results for 2014 and the first quarter of 2015 as well as other matters of interest to stockholders.
Only holders of record, as of the close of business on March 20, 2015, of shares of common stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

/s/ W. Joseph Payne
Wilmington, Ohio	W. JOSEPH PAYNE
March 27, 2015	Secretary
YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY ALSO REQUEST A PAPER COPY OF THESE MATERIALS, WHICH WILL INCLUDE A PROXY CARD. THEN, YOU MAY VOTE BY FILLING IN, SIGNING AND RETURNING THE PROXY CARD IN THE PROVIDED ENVELOPE.

PROXY STATEMENT
AIR TRANSPORT SERVICES GROUP, INC.
145 Hunter Drive, Wilmington, Ohio 45177
ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 2015
This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Air Transport Services Group, Inc., a Delaware corporation (the “Company” or “ATSG”), for use at the Annual Meeting of Stockholders to be held at The Roberts Center, 123 Gano Road, Wilmington, Ohio 45177, at 11:00 a.m., local time, on Thursday, May 7, 2015, and at any adjournments thereof. Proxies may be solicited in person, by telephone or mail, and the costs thereof will be borne by the Company.
The proxy materials, including this Proxy Statement, proxy card and the Company’s 2014 Annual Report, are being distributed and made available on or about March 27, 2015. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about March 27, 2015 to stockholders of record who owned common stock at the close of business on March 20, 2015. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice.
At the Annual Meeting, the holders of shares of common stock of the Company will (1) vote to elect four directors for a term of one year and until their successors have been elected and qualified, (2) consider and vote on a proposal to adopt a long-term incentive plan for the directors, officers and senior management of the Company, (3) vote on a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2015, (4) hold an advisory vote on executive compensation, and (5) transact such other business as may properly come before the meeting and any adjournments thereof.

VOTING AT THE MEETING

Voting Rights and Outstanding Shares
Only holders of record of shares of common stock of the Company as of the close of business on March 20, 2015, will be entitled to notice of and to vote at the meeting and any adjournments thereof. The common stock is the only class of voting securities of the Company currently outstanding. Each share of common stock is entitled to one vote at the meeting on all matters properly presented at the meeting. On March 20, 2015, there were 64,948,826 shares of common stock outstanding. At the meeting, the presence in person or by proxy of a majority of the outstanding shares is required for a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Voting Procedures
Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy or voting instruction card to see which options are available to you and how to use them. The deadline for voting by telephone or over the Internet is 11:59 p.m. ET, on May 6, 2015. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Stockholders whose shares are held in the name of a broker or other nominee and who wish to vote in person at the meeting will need to obtain a signed proxy form from the institution that holds their shares.

Vote Required
Proposal 1: Election of Directors. The four nominees for director must each receive the affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, and entitled to vote on this proposal, in order to be elected. A “majority of the votes cast” means that the number of votes “For” a nominee's election must exceed the number of votes “Against” that nominee's election. Abstentions and broker non-votes will have no effect on the outcome of the vote. The majority voting standard is discussed further under the section entitled "Majority Voting.”

Proposal 2: Adoption of the Company’s 2015 Long-Term Incentive Plan. The affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote on this proposal, is required to adopt the 2015 Long-Term Incentive Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote on the proposal.
Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2015 fiscal year. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote on the proposal.
Proposal 4: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes represented at the Annual Meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify this proposal. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote on the proposal.
If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. Unless a stockholder provides specific instructions to vote against a nominee for director with respect to Proposal 1, the persons named in the proxy will be authorized to vote the shares represented thereby "For" the election of the Board’s nominees for director. To the extent specific instructions are not given with respect to Proposals 2, 3 and 4, the shares represented by the proxy will be voted "For" the proposal.

Shares Registered in the Name of a Broker
Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. A “broker non-vote” occurs when a stockholder of record, such as a broker or bank, does not vote on a proposal because it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on the proposal. Proposals 1, 2 and 4 are not discretionary items, so you must provide instructions to your broker in order to cast a vote on those proposals. Broker non-votes will have no effect on the outcome of the vote on proposals 1, 2, 3 and 4.

Revocability
You may revoke your proxy in one of the following ways: by voting in person at the Annual Meeting, by giving written notice of revocation to the Secretary of the Company prior to the voting, or by giving a later dated proxy (including by means of a telephone or Internet vote) at any time before the voting deadline, which is 11:59 PM ET, on May 6, 2015.

Confidentiality
It is the policy of the Company that all proxy cards, ballots and vote tabulations that identify the vote of a specific stockholder on any matter submitted for a vote of stockholders be kept secret from the Company and its directors, officers and employees, except when (a) disclosure is required by applicable law or regulation, (b) a stockholder expressly requests such disclosure, or (c) in a contested proxy solicitation.

Proxy Solicitation
Proxies may be solicited by directors, executive officers and other employees of the Company in person or by telephone or mail only for use at the Annual Meeting or any adjournment thereof. The Company has retained Georgeson, Inc. (“Georgeson”) to assist with the solicitation of proxies for a project management fee of $16,500, plus reimbursement for out-of-pocket expenses. The Company may also engage Georgeson to solicit proxies by telephone for a reasonable additional fee determined on a per-completed-call basis. All solicitation costs will be borne by the Company.

Proxy Tabulation
Proxies and ballots will be received and tabulated by, and the inspector of election will be from, an independent firm that is not affiliated with the Company. Subject to the above exceptions to the confidential voting policy, comments on written proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials
If you share an address with another stockholder and we sent you a notice of intent to send you a householded mailing, you may receive multiple proxy cards but only one set of proxy materials (including our 2014 Annual Report and Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of documents now or in the future, you may write or call to request a separate copy of these materials from:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296
Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request that in the future, we deliver to you a single copy of these materials.

Principal Stockholders
To the Company’s knowledge, as of March 20, 2015, only the following stockholders owned more than 5% of the outstanding common stock of the Company:
Common Stock Ownership of Certain Beneficial Owners

Name	Number of Shares		Percentage of Common Stock Outstanding(5)
Red Mountain Capital Partners LLC 10100 Santa Monica Boulevard, Suite 925 Los Angeles, California 90067	11,152,425	(1)	17.2%
Prescott Group Capital Management, LLC 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104-6529	6,217,933	(2)	9.6%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	3,644,947	(3)	5.6%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,374,991	(4)	5.2%

(1)
Based on information provided to the Company by Red Mountain Capital Partners LLC, a Delaware limited liability company (“RMCP LLC”), (i) Red Mountain Partners, L.P., a Delaware limited partnership (“RMP”), beneficially owns, in the aggregate, 11,152,425 shares of common stock and has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such shares; and (ii) because each of RMCP GP LLC, a Delaware limited liability company (“RMCP GP”), RMCP LLC, Red Mountain Capital Management, Inc., a Delaware corporation (“RMCM”), and Willem Mesdag, a natural person and citizen of the United States of America, may be deemed to control RMP, each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the common stock beneficially owned by RMP. The foregoing number of shares excludes 69,829 restricted stock units held by J. Christopher Teets, a Partner of RMCP LLC, in connection with his service on the Board.

(2)
Based solely on an Amendment No. 6 to Schedule 13G jointly filed with the SEC on February 17, 2015, by Prescott Group Capital Management, LLC, an Oklahoma limited liability company (“Prescott Capital”), Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership (“Prescott Small Cap”), Prescott Group Aggressive Small Cap II, L.P., an Oklahoma limited partnership (“Prescott Small Cap II” and, together with Prescott Small Cap, the “Small Cap Funds”) and Mr. Phil Frohlich, the principal of Prescott Capital. According to the filing, (i) the Amendment relates to shares of common stock purchased by the Small Cap Funds through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., an Oklahoma general partnership (“Prescott Master Fund”), of which the Small Cap Funds are general partners; (ii) Prescott Capital serves as the general partner of the Small Cap Funds and may direct the Small Cap Funds, the general partners of the Prescott Master Fund, to direct the vote and disposition of the 6,217,933 shares of common stock held by the Prescott Master Fund; and (iii) as the principal of Prescott Capital, Mr. Frohlich may direct the vote and disposition of the 6,217,933 shares of common stock held by the Prescott Master Fund. This stock ownership information was reported as of December 31, 2014.

(3)
Based solely on a Schedule 13G filed with the SEC on February 5, 2015, Dimensional Fund Advisors LP reported sole voting power of 3,644,947 shares, and sole dispositive power of 3,644,947 shares, of common stock as of December 31, 2014. According to the filing, (i) Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”); (ii) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds; (iii) in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the common stock that is owned by the Funds, and may be deemed to be the beneficial owner of the shares of common stock held by the Funds, but all of the shares of common stock reported in the filing are owned by the Funds; and (iv) Dimensional disclaims beneficial ownership of such common stock reported therein.

(4)
Based solely on a Schedule 13G filed with the SEC on February 11, 2015, The Vanguard Group, Inc. reported sole voting and shared dispositive power of 80,602 shares, and sole dispositive power of 3,294,389 shares, of common stock as of December 31, 2014. According to the filing, (i) Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 80,602 shares or .12% of the outstanding common stock as a result of its serving as investment manager of collective trust accounts; and (ii)Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 0 shares or .00% of the outstanding common stock as a result of its serving as investment manager of Australian investment offerings.

(5)	Based on 64,948,826 shares outstanding as of March 20, 2015.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Certificate of Incorporation provides for no fewer than three and no more than nine directors, as determined from time to time by the Board. The Company’s Board currently consists of the following seven members:
Former Class I (two positions with terms expiring in 2016):
Richard M. Baudouin
Randy D. Rademacher
Former Class II (two positions with terms expiring in 2015):
James H. Carey
J. Christopher Teets
Former Class III (three positions with terms expiring in 2015):
Jeffrey J. Vorholt
Joseph C. Hete
Arthur J. Lichte
At our 2013 Annual Meeting, the stockholders adopted and approved an amendment to the Company’s Certificate of Incorporation to declassify the Board. As amended, the Company’s Certificate of Incorporation provides for the classified board structure to be eliminated in a manner that does not affect the unexpired terms of the previously elected directors. Accordingly, commencing with the 2014 Annual Meeting, those directors that were formerly in Class II were elected for a one-year term rather than a three-year term. Similarly, at this year's Annual Meeting, those directors that were formerly in Classes II and III will be elected for a one-year term.
On February 25, 2015, James H. Carey informed the Board that he will not stand for re-election at the Annual Meeting and intends to retire from the Board upon the completion of his current term at the Annual Meeting. The Board and management express their sincere gratitude to Mr. Carey for his leadership, dedication and many years of service as the Chairman of the Board. In connection with his retirement, the Board, in accordance with the Company's Amended and Restated Bylaws (the “Bylaws”), acted by resolution to reduce its size from seven to six members, effective immediately prior to the Annual Meeting.
As a result, at the Annual Meeting, four directors will be elected to fill the positions that were formerly in Classes II and III. Joseph C. Hete, Arthur J. Lichte, J. Christopher Teets and Jeffrey J. Vorholt are presently directors of the Company and have been nominated for re-election to the Board. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and approved by the Board. Each of the nominees, if elected, will serve for a one-year term expiring at the Annual Meeting of Stockholders in 2016 and until his respective successor has been elected and qualified as provided under the Bylaws. Messrs. Hete, Lichte, Teets and Vorholt have each consented to being named in this Proxy Statement and to serve as a director, if elected. If any of them becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating and Governance Committee; however, the Board has no reason at this time to anticipate that this will occur. In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “For” a director nominee must exceed the number of shares voted “Against” that nominee). Abstentions and broker non-votes have no effect on the vote. The process that will be followed by the Board in the event that a nominee does not receive a majority of the votes cast is described below under the section entitled “Majority Voting.”
Set forth below is biographical information concerning each of the nominees for director at the Annual Meeting as well as the Company's other continuing directors who are not standing for re-election this year:

Nominees for Director
Former Class II and III (Terms to Expire in 2016)
Joseph C. Hete, age 60, President and Chief Executive Officer of ATSG since October 2007 and Chief Executive Officer of ABX Air, Inc. since August 2003. He was the President of ABX Air, Inc. from January 2000 to February 2008 and the Chief Operating Officer of ABX Air, Inc. from January 2000 to August 2003. From 1997 until January 2000, he held the position of Senior Vice President and Chief Operating Officer of ABX Air, Inc. Mr. Hete served as Senior Vice President, Administration, of ABX Air, Inc. from 1991 to 1997, and Vice President, Administration, of ABX Air, Inc. from 1986 to 1991. He joined ABX Air, Inc. in 1980. Among other qualifications, Mr. Hete brings to the Board a deep and extensive knowledge of the air cargo industry and the day-to-day operations of the Company through his years in various senior business leadership roles with the Company, including as Chief Executive Officer. He is able to keep the Board of Directors informed on the current state of the Company by serving as a director.
Arthur J. Lichte, age 65, General USAF (Retired). Mr. Lichte was the Commander of the Air Mobility Command ("AMC") at Scott Air Force Base in Illinois when he retired from U.S. Air Force in January 2010, as a four-star general after 38 years of service. He also served as Assistant Vice Chief of Staff and Director, Air Force Staff, Headquarters U.S. Air Force, Washington, D.C., where he was responsible for Air Staff organization and administration, served as Deputy Chairman of the Air Force Council, and was the U.S. Air Force accreditation official for the Corps of Air Attachés. During his U.S. Air Force career, Gen. Lichte held command positions at squadron, group and wing levels and is a command pilot with more than 5,000 flying hours in various aircraft. In addition to his command experience, General Lichte also held headquarter-level assignments at Strategic Air Command, AMC, U.S. Air Force and U.S. Transportation Command. General Lichte has been a member of the Board since February 2013 and is a member of the Audit Committee and the Compensation Committee. General Lichte’s leadership of the AMC, along with his understanding of the many commercial air carriers and aircraft that supplement the U.S. Military's air transport operations around the world, is invaluable to the Company in further developing and expanding its air cargo and related businesses.
J. Christopher Teets, age 42, Partner of Red Mountain Capital Partners LLC ("Red Mountain"), an investment management firm, since February 2005. Before joining Red Mountain, Mr. Teets was an investment banker at Goldman, Sachs & Co. Mr. Teets joined Goldman, Sachs & Co. in 2000 and was made a Vice President in 2004. Prior to Goldman, Sachs & Co., Mr. Teets worked in the investment banking division of Citigroup. He holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics. Mr. Teets has also served as a director of Encore Capital Group, Inc., since May 2007, and as a director of Marlin Business Services Corp., since May 2010. Mr. Teets also previously served as a director of Affirmative Insurance Holdings, Inc., from August 2008 until September 2011. Red Mountain beneficially owns 11,152,425 shares of common stock of the Company, or approximately 17.2% of the Company’s 64.9 million shares outstanding. The Company and Red Mountain are parties to a confidentiality and standstill agreement that will remain in effect during Mr. Teets’ tenure as a board member of the Company, which agreement is more particularly described below under the heading "Corporate Governance and Board Matters." Mr. Teets has been a Director of the Company since February 2009, and is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Among other qualifications, Mr. Teets brings to the Board significant business and investment banking experience as well as public company board experience, which helps the Board of Directors better understand the financial needs and challenges facing the Company.
Jeffrey J. Vorholt, age 62, is an independent consultant and private investor. He was formerly a full-time faculty member at Miami University (Ohio) and concurrently an Adjunct Professor of Accountancy at Xavier University (Ohio), from 2001 to 2006. Mr. Vorholt, a CPA and attorney, was the Chief Financial Officer of Structural Dynamics Research Corporation from 1994 until its acquisition by EDS in 2001. Previously, he served as the Senior Vice President of Accounting and Information Systems for Cincinnati Bell Telephone Company and the Senior Vice President, Chief Financial Officer and Director for Cincinnati Bell Information Systems, which is now Convergys Corporation. Mr. Vorholt served as Director and Chairman of the Audit Committee for Softbrands, Inc., a global provider of enterprise-wide application software, from 2002 until its acquisition by Infor Global Solutions of Alpharetta, Georgia in 2009. Mr. Vorholt has been a Director of the Company since January 2004. He is the Chairman of the Audit Committee and is a member of the Compensation Committee. Among other qualifications, Mr. Vorholt has over 30 years of experience in accounting and financial management, and his knowledge and experience in that field make him an invaluable asset to the Board, particularly through his service on the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF JOSEPH C. HETE, ARTHUR J. LICHTE, J. CHRISTOPHER TEETS AND JEFFREY J. VORHOLT AS DIRECTORS OF THE COMPANY

Continuing Directors-Not Standing for Election This Year
Former Class I (Terms to Expire in 2016)
Richard M. Baudouin, age 63, principal of Infinity Aviation Capital, LLC ("IAC"), an investment firm involved in aircraft leasing, since March 2011. Prior to his current role at IAC, Mr. Baudouin was a co-founder and former managing director of Aviation Capital Group ("ACG"), a commercial aircraft leasing company, from December 1989 to June 2010, where he oversaw the marketing and capital markets units of the firm. He worked in the aircraft finance unit of General Electric Capital Corporation from September 1977 to September 1983. Mr. Baudouin is a former board member of the Magellan Group, an engine leasing and aviation parts company, as well as a former board member of ACG and the International Society of Transport Air Trading Board of Governors. He has been a director of the Company since January 2013, and is a member of both the Audit Committee and the Nominating and Governance Committee. Mr. Baudouin possesses many years of experience in commercial aircraft leasing and financing and extensive contacts in the global leasing marketplace that assists the Company in further developing and expanding its aircraft leasing business.
Randy D. Rademacher, age 58, Senior Vice President, Chief Financial Officer, of Reading Rock, Inc. He has served as the Senior Vice President, Chief Financial Officer, of Reading Rock, Inc., a privately owned manufacturer and distributor of concrete products, since May 2008. Mr. Rademacher was formerly the Chief Financial Officer for The Armor Group, a privately owned manufacturer of industrial and commercial products, from July 2006 to May 2008 and the President of Dynus Corporation, a privately owned telecommunications company, from June 2005 to October 2005. He also served as the President of Comair Holdings LLC, from 1999 to 2005. During his career at Comair Holdings LLC, Mr. Rademacher also held a number of other positions, including Senior Vice President and Chief Financial Officer from 1993 to 1999, Vice President of Finance from 1989 to 1993, Controller from 1986 to 1989, and Director of Corporate Finance from 1985 to 1986. Prior to that, Mr. Rademacher was a CPA for Arthur Andersen & Co. from 1979 to 1985. He has been a director of the Company since December 2006 and is the Chairman of the Nominating and Governance Committee and a member of the Audit Committee. Among other qualifications, Mr. Rademacher has substantial senior business leadership experience and expertise in the transportation industry from his service at Comair Holdings LLC. He also offers valuable insight on financial matters because of his work experience and accounting background.

PROPOSAL 2
APPROVAL OF THE AIR TRANSPORT SERVICES GROUP, INC.
2015 LONG-TERM INCENTIVE PLAN
Overview. Subject to the approval of our shareholders, the Board of Directors on March 25, 2015 adopted the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan (the “2015 Incentive Plan”). The 2015 Incentive Plan will not become effective until it is approved by our shareholders. Set forth below is a summary of the material features of the 2015 Incentive Plan, which summary is qualified in its entirety by the text of the 2015 Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix A.
The purpose of the 2015 Incentive Plan is to promote our long-term financial success and increase shareholder value by motivating performance through incentive compensation. We believe that equity-based awards are a competitive necessity in our industry and are essential to our continued ability to recruit and retain the individuals needed to successfully execute our business plan and achieve strong performance in the future. The 2015 Incentive Plan serves these purposes by making equity- and cash-based awards available for grant to eligible participants in the form of:

•	nonqualified Options (“NQSOs”); to purchase shares of our common stock (“Common Shares”);

•	incentive Options (“ISOs” and, together with NQSOs, “Options”) to purchase Common Shares ;

•	stock appreciation rights (“SARs”);

•	restricted Common Shares (“Restricted Stock”);

•
other stock-based awards - awards that are valued in whole or in part by reference to, or otherwise based on, the fair market value of our Common Shares, including time-based or performance-based restricted stock units that are paid or otherwise settled in Common Shares and/or cash. (“Other Stock-Based Awards”); and

•	cash-based awards (“Cash Awards”).
If approved by our shareholders, the 2015 Incentive Plan will replace our existing long-term incentive compensation plan, the Air Transport Services Group, Inc. 2005 Long-Term Incentive Plan (the “Prior Plan”), effective on the date of shareholder approval of the 2015 Incentive Plan. The Prior Plan will expire on May 5, 2015, and no further awards will be made under the Prior Plan after that date. Outstanding awards made under the Prior Plan will continue to be governed by the terms of the Prior Plan.
The Company is asking shareholders to authorize a number of shares available under the 2015 Incentive Plan at a level that the Company believes, on the basis of current grant practices and plan design, to be sufficient for awards for approximately 5 years. Approval of the 2015 Incentive Plan will authorize 3,000,000 Common Shares for issuance as awards under the 2015 Incentive Plan. In addition, any Common Shares subject to outstanding awards under the Prior Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares) will also be available for issuance as new awards under the 2015 Incentive Plan.
The 2015 Incentive Plan, if approved by shareholders, is also designed to enable the Company to grant “incentive options” within the meaning of Section 422(b) of the Internal Revenue Code (the “Code”) to employees, as well as to grant certain awards to the Company’s senior executive officers or “covered employees” that are intended to meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) of the Code generally provides that the Company may not deduct compensation paid to certain of its executive officers in excess of $1 million in any one year. However, compensation that qualifies as performance-based compensation for purposes of Section 162(m) is exempt from the $1 million limitation on tax deductibility (the “Performance-Based Exception”). If the 2015 Incentive Plan is approved by shareholders, the Company will be authorized, but not required, to grant awards under the 2015 Incentive Plan that are intended to meet the requirements of the Performance-Based Exception.
The Company’s Board of Directors determined that the 2015 Incentive Plan is needed to promote the interests of the Company and its shareholders by offering both annual and long-term incentives to those employees who are considered to be largely responsible for the long-term profitable growth of the Company. In addition, the Board of Directors believes that the 2015 Incentive Plan will encourage those employees to remain with the Company and will encourage qualified persons to seek and accept employment with the Company. The 2015 Incentive Plan will also provide an incentive for qualified persons, who are not officers or employees of the Company, to serve on the Board of Directors of the Company.
The Compensation Committee was advised by its compensation consultant, Towers Watson (“Towers”), with respect to the design of the 2015 Incentive Plan.  Towers provided the Compensation Committee with an analysis of current trends, competitive practices and investor attitudes relating to various aspects of the plan.
Requested Number of Common Shares.  Based on the current range of our stock price, our current compensation practices, our anticipated future growth, our three-year burn rate experience and our anticipated overhang level, we are requesting authority to issue up to 3,000,000 Common Shares in connection with 2015 Incentive Plan awards. We believe this request will be sufficient for us to grant equity awards for approximately 5 years. Our actual share usage will vary based on a number of factors, including the number of participants receiving equity awards, the market price of our Common Shares, the methodology used to value and determine the size of equity awards, the mix of award types provided to participants, and regulatory guidance regarding incentive compensation.
Outstanding Equity Awards.  As of March 20, 2015, there were issued and outstanding under the Prior Plan (i) approximately 1,485,438 full value awards in the form of performance stock units, restricted stock units and unvested restricted Common Shares and (ii) no Options or SARs.
     Burn Rate.  Burn rate is a factor in determining, among other things, the expected remaining life of our current equity plan and shareholder dilution. Burn rate is calculated by dividing the aggregate number of awards granted during the year by our weighted average Common Shares outstanding during the year. The Company’s burn rate experience for the past three fiscal years has been:

Burn Rate
2014	0.88%
2013	1.18%
2012	1.15%
Three Year Average	1.07%
Overhang.  Overhang is used to measure the dilutive impact of equity programs. The overhang is equal to the number of Common Shares subject to outstanding equity compensation awards plus the number of Common Shares available to be granted, divided by the total Common Shares outstanding. The 3,000,000 Common Shares being requested would bring our aggregate overhang to approximately 7.0%.
Key Features of the 2015 Incentive Plan.  Some of the key features of the 2015 Incentive Plan are described below. The design of the 2015 Incentive Plan reflects the Company’s commitment to pay-for-performance principles, sound governance and effective management of its incentive compensation program.

Limit on Shares Authorized
If the 2015 Incentive Plan is approved, no more than 3,000,000 Common Shares will be authorized for issuance under the 2015 Incentive Plan (the “Plan Shares”) plus any Common Shares currently subject to outstanding awards under the Prior Plan that cease for any reason to be subject to such awards other than by reason of exercise or settlement of such awards. The Plan Shares represent approximately 5% of the Company’s issued and outstanding Common Shares as of March 20, 2015. Shareholder approval will be required before any Common Shares can be authorized under the 2015 Incentive Plan.

Responsible Share Counting Provisions
Only Common Shares relating to awards that expire or are forfeited, canceled or settled in cash will become available again for issuance under the 2015 Incentive Plan. Common Shares that are used to pay the exercise price of Options or withheld or repurchased by the Company to satisfy tax withholding obligations will not be recycled back into the total number of shares available for issuance under the 2015 Incentive Plan. Further, the full number of Common Shares covered by a stock-settled SAR will be counted against the share reserve of the 2015 Incentive Plan.

No Discounted Stock Options or SARs	All Options and SARs must have an exercise price equal to or greater than the fair market value of the Company’s Common Shares on the date of grant.
Minimum Vesting Requirements
Restricted Stock and Other Stock-Based Awards are required to meet minimum vesting requirements. Restricted Stock and Other Stock-Based Awards that are not performance-based must have vesting periods over at least one year with certain limited exceptions. If awards are performance-based, then performance must be measured over a period of at least one year.

No Re-Pricing of Options or SARs	The 2015 Incentive Plan prohibits “re-pricing” of Options and SARs without shareholder approval, including re-pricing by exchange for cash or a new or different type of award.
Clawback and Forfeiture Provisions
The 2015 Incentive Plan authorizes the Compensation Committee to provide for the forfeiture of awards if a recipient competes with the Company, engages in activity detrimental to the Company’s best interests, or breaches any agreement or covenant with the Company (such as a non-solicitation, non-disclosure, confidentiality or assignment of inventions or works agreement). Awards granted under the 2015 Incentive Plan are also subject to recovery by the Company to the extent provided in any applicable the Company clawback policy.

Administered by an Independent Committee
The 2015 Incentive Plan will be administered by the Compensation Committee. Each of the members of the Compensation Committee qualifies as “independent” under the listing standards of the NASDAQ National Market.

Available Common Shares
Subject to the adjustments discussed below, the aggregate number of Common Shares available for grant of awards under the 2015 Incentive Plan will be 3,000,000. Common Shares issued under the 2015 Incentive Plan may consist of: (1) treasury shares; (2) authorized but unissued Common Shares not reserved for any other purpose; or (3) Common Shares purchased by us or on our behalf in the open market.
Upon the grant of an award, we will reduce the number of Common Shares available for issuance under the 2015 Incentive Plan by an amount equal to the number of Common Shares subject to such award. In the case of any SAR which is settled in Common Shares, we will count the full number of Common Shares subject to such SAR against the number of Common Shares available for future awards, regardless of the number of Common Shares used to settle the SAR upon exercise. In addition, Common Shares subject to an award that are used to pay the exercise price of such award or are withheld or repurchased to satisfy any taxes required to be withheld with respect to any taxable event arising under such award will not again be available for issuance under the 2015 Incentive Plan.
The following Common Shares may be awarded under the 2015 Incentive Plan and will not count against the share limit under the 2015 Incentive Plan:

•	Common Shares covered by an award granted under the 2015 Incentive Plan that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Common Shares;

•	Common Shares covered by an award granted under the 2015 Incentive Plan that, by its terms, may be settled only in cash;

•
Common Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become eligible participants in the 2015 Incentive Plan as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and us or any of our subsidiaries; and

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Common Shares subject to outstanding awards under our Prior Plan that cease to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Common Shares.

During any fiscal year, the Compensation Committee may not grant to any single participant:

•	Options covering more than 200,000 Common Shares;

•	SARs covering more than 200,000 Common Shares;

•	More than 200,000 shares of Restricted Stock;

•	Other Stock-Based Awards covering more than 200,000 Common Shares;

•	Cash Awards equal to more than $2,000,000 million;

•	Performance-Based Awards that are to be settled in Common Shares covering more than 200,000 Common Shares;

•	Performance-Based Awards that are to be settled in cash equal to more than $2,000,000 million; or

•	Full value awards (i.e. an award other than an Option or SAR) covering more than 400,000 Common Shares.
The foregoing limits only apply to awards that are granted to covered employees and designated by the Compensation Committee as qualified performance-based compensation for purposes of Section 162(m) of the Code.
In the event of any Common Share dividend, Common Share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Common Shares or any other change affecting the Common Shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to: (i) the number of Common Shares that it may issue under the 2015 Incentive Plan; (ii) any Common Share-based limits imposed under the 2015 Incentive Plan; and (iii) the exercise price, number of Common Shares and other terms or limitations applicable to outstanding awards.

Administration
The Compensation Committee of the Company’s Board of Directors will administer the 2015 Incentive Plan. The Compensation Committee will be comprised of at least three directors, each of whom will be an “outside director” (within the meaning of Section 162(m) of the Code and related Treasury Regulations and, a “non-employee” director (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")).
In its capacity as plan administrator, the Compensation Committee will determine the eligible individuals to whom awards will be granted, the type of each award and the terms and conditions of each award. The Compensation Committee will also have full power and authority to: (i) establish, amend and rescind rules and regulations relating to the 2015 Incentive Plan; (ii) interpret the 2015 Incentive Plan and all related award agreements; and (iii) make any other determinations that it deems necessary or desirable for the administration of the 2015 Incentive Plan. Any action taken by the Compensation Committee will be final, binding and conclusive on all parties.
With respect to each award granted under the 2015 Incentive Plan, we will enter into a written or electronic award agreement with the participant which describes the terms and conditions of the award, including: (i) the type of award and when and how it may be exercised or earned including any performance criteria; (ii) any exercise price associated with the award; (iii) how the award will or may be settled; and (iv) any other applicable terms and conditions affecting the award.
Eligibility
The Compensation Committee may select any of the following persons to receive awards under the 2015 Incentive Plan: (i) any of our employees or employees of our subsidiaries; (ii) any of the non-employee directors of the Company or our subsidiaries; and (iii) any consultants who render services to us or our subsidiaries. As of the date of this Proxy Statement, we have six (6) non-employee directors and there are approximately 1,810 employees of the Company and our subsidiaries.
Types of Awards
Options. The Compensation Committee may grant Options at any time during the term of the 2015 Incentive Plan to such individuals, in such number and upon such terms and conditions as it determines to be appropriate. The exercise price of an Option will be at least equal to the fair market value of the Common Shares (i.e., the closing price of the Common Shares on the NASDAQ National Market) on the date the Option is granted and may be paid by the holder in cash, by tendering previously-acquired Common Shares, by a cashless exercise or through any other method approved in advance by the Compensation Committee. The Compensation Committee will also determine for each Option the following: the term during which the Option may be exercised (which may not exceed ten years), vesting terms and conditions, if any, and any other terms and conditions, all of which will be reflected in the related award agreement. The award agreement will specify whether the Option is intended to be an ISO or a NQSO. There is no limitation in the 2015 Incentive Plan as to the number of Common Shares available for issuance pursuant to ISOs. However, the Compensation Committee may only grant ISOs to our employees or those of our subsidiaries, and ISOs will be subject to certain additional restrictions, including without limitation compliance with the requirements of Section 422 of the Code.
Stock Appreciation Rights. The Compensation Committee may grant SARs at any time during the term of the 2015 Incentive Plan to such eligible individuals, in such number and upon such terms and conditions as it determines appropriate. The exercise price of any SAR will be at least equal to the fair market value of the underlying Common Shares on the date the SAR is granted. The Compensation Committee will also establish the term of the SAR (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Upon exercise of a SAR, a participant will be entitled to receive an amount equal to the difference between: (i) the fair market value of a Common Share on the exercise date and (ii) the exercise price per Common Share, multiplied by the number of Common Shares with respect to which the SAR is exercised. A SAR may be settled in Common Shares, cash or a combination thereof, as specified by the Compensation Committee in the related award agreement.
Restricted Stock. The Compensation Committee may grant Restricted Stock at any time during the term of the 2015 Incentive Plan to such eligible individuals, in such number and upon such terms and conditions as it determines. Restricted Stock consists of Common Shares that are issued to a participant but are subject to forfeiture if certain terms, conditions and restrictions are not met or satisfied. These terms, conditions and restrictions may include, without limitation: (i) a requirement that participants pay a purchase price for each share of Restricted Stock; (ii) restrictions based on the achievement of specific performance goals; (iii) time-based restrictions; or (iv) holding requirements or sale restrictions upon vesting. The Compensation Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock award, all of which will be reflected in the related award agreement. Except as otherwise provided in the 2015 Incentive Plan or the related award agreement in connection with the termination of a participant’s service as a result of death, Disability or Retirement (as such terms are defined in the 2015 Incentive Plan, (i) no condition on vesting of Restricted Stock that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year from the date of grant and (ii) no condition on vesting of Restricted Stock that is based upon continued employment or the passage of time may provide for vesting in full of the award more quickly than one year from the date of grant.
During the period that Restricted Stock remains subject to forfeiture: (i) we may retain the certificates representing shares of Restricted Stock; (ii) a participant may not sell or otherwise transfer the shares of Restricted Stock; and (iii) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to the shares of Restricted Stock (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to the shares of Restricted Stock). At the end of the restriction period, the participant will forfeit the shares of Restricted Stock if all terms, conditions and restrictions specified in the related award agreement have not been met; or we will distribute the shares of Restricted Stock to the participant if all terms, conditions and restrictions specified in the related award agreement have been met.
Other Stock-Based Awards. The Compensation Committee may grant Other Stock-Based Awards at any time during the term of the 2015 Incentive Plan to such eligible individuals, in such number and upon such terms and conditions as it determines. The Compensation Committee may grant Other Stock-Based Awards in such form as it determines, including, without limitation, unrestricted Common Shares or time- or performance-based restricted stock units (RSUs) that are settled in Common Shares and/or cash. The award agreement relating to each Other Stock-Based Award will specify the terms and conditions upon which the award will vest, the form of settlement (which may be cash, Common Shares or a combination thereof), whether the award will include dividend equivalents and any other terms and conditions of the award. Except as otherwise provided in the 2015 Incentive Plan or the related award agreement in connection with the termination of a participant’s service as a result of death, Disability or Retirement: (i) no condition on vesting of an Other Stock-Based Award that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year; and (ii) no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time may provide for vesting in full of the award more quickly than one year from the date of grant.
Cash-Based Awards. The Compensation Committee may grant Cash Awards at any time during the term of the 2015 Incentive Plan to such eligible individuals, in such amounts and upon such terms and conditions as it determines. The award agreement relating to each Cash Award will specify the payment amount or payment range, any applicable performance objectives and any other terms and conditions of such award.
Performance-Based Awards. Under the terms of the 2015 Incentive Plan, the Compensation Committee may grant Cash Awards, Restricted Stock and Other Stock-Based Awards in a manner that constitutes qualified performance-based compensation and is deductible by us under Section 162(m) of the Code and the related Treasury Regulations. Specifically, the Compensation Committee may condition the grant, vesting, exercisability and/or settlement of such Performance-Based Awards on the attainment of performance goals during a specified performance period. The Compensation Committee will base the performance goals on one or more of the following performance criteria enumerated in the 2015 Incentive Plan:

•
Earnings measures (including, without limitation, gross margin, earnings before interest, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings);

•	Cash flow;

•	Earnings per share;

•	Growth in earnings or earnings per share;

•	Stock price;

•	Return on equity or average shareholders’ equity;

•	Total shareholder return (TSR);

•	Return on invested capital;

•	Return on shareholder equity;

•	Return on assets or net assets;

•	Return on investment;

•	Revenue;

•	Income or net income;

•	Operating income or net operating income;

•	Operating profit or net operating profit (whether before or after taxes);

•	Operating margin;

•	Return on operating revenue;

•	Market share;

•	Contract awards or backlog;

•	Overhead or other expense reduction;

•	Growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index;

•	Meeting customer cost and service standards;

•	Strategic plan development and implementation; and

•	Improvement in workforce diversity.
As determined by the Compensation Committee, the selected performance criteria may relate to an individual participant or a group of participants, the Company, one or more subsidiaries of the Company or one or more divisions or business units of the Company or its subsidiaries, and may be applied on an absolute basis or be relative to one or more peer group companies or indices.
For each Performance-Based Award, the Compensation Committee will establish in writing the applicable performance goals, performance period and formula for determining the Performance-Based Award while the outcome of the applicable performance goals is substantially uncertain, but in no event later than the earlier of: (i) 90 days after the beginning of the applicable performance period; or (ii) the expiration of 25% of the applicable performance period. After the end of each performance period, the Compensation Committee will certify in writing whether the performance goals and other material terms imposed on the Performance-Based Award have been satisfied.
To the extent consistent with Section 162(m) of the Code, the Compensation Committee may evaluate the extent of performance of pre-determined performance goals under a Performance-Based Award without regard to extraordinary items, and may adjust such performance goals in recognition of unusual or non-recurring events affecting the Company or its subsidiaries or changes in applicable tax laws or accounting principles. Under the 2015 Incentive Plan, the Compensation Committee has the authority to exercise negative discretion and reduce (but not increase) the amount of a Performance-Based Award actually paid to a participant.
Termination of Employment or Service
The Compensation Committee will determine the extent to which each award granted under the 2015 Incentive Plan will vest and the extent to which a participant will have the right to exercise and/or settle the award in connection with a participant’s termination of employment or service. Such provisions, which will be reflected in the related award agreement, need not be uniform among all awards and may reflect distinctions based on the reasons for termination. However, the Compensation Committee may generally only accelerate the vesting conditions of an award upon a participant’s termination due to death, Disability or Retirement (as such terms are defined in the 2015 Incentive Plan).

Change in Control
Except as otherwise provided in the related award agreement, in the event of a Change in Control (as that term is defined in the 2015 Incentive Plan), the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding award as of the date of the consummation of such Change in Control. Such actions may include, without limitation: (i) the acceleration of the vesting, settlement and/or exercisability of an award; (ii) the payment of a cash amount in exchange for the cancellation of an award; and/or (iii) the issuance of substitute awards that substantially preserve the value, rights and benefits of any awards affected by the Change in Control.
Transferability
Except as otherwise provided in the related award agreement: (i) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution; and (ii) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an award.
No Rights as a Shareholder
Except as otherwise provided in the 2015 Incentive Plan or in a related award agreement, a participant will not have any rights as a shareholder with respect to Common Shares covered by an award unless and until the participant becomes the record holder of such Common Shares.
Repricing
The 2015 Incentive Plan expressly prohibits the Board of Directors or the Compensation Committee from amending the terms of an outstanding award to reduce the exercise price of an outstanding Option or SAR or to cancel an outstanding Option or SAR in exchange for cash or other awards (including Options or SARs) having an exercise price less than the exercise price of the original Option or SAR, without shareholder approval.
Effective Date and Term
The 2015 Incentive Plan will become effective upon its approval by the shareholders on May 7, 2015 and, unless earlier terminated, will continue until May 7, 2025.
Amendment or Termination
The Board of Directors or the Compensation Committee may amend or terminate the 2015 Incentive Plan at any time, except that no amendment or termination may be made without shareholder approval if: (i) the amendment materially increases the benefits accruing to participants; (ii) the amendment materially increases the aggregate number of Common Shares authorized for grant under the 2015 Incentive Plan; (iii) the amendment materially modifies the eligibility requirements for participation; or (iv) such approval is required by any law, regulation or stock exchange rule.
U.S. Federal Income Tax Consequences
The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2015 Incentive Plan. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws applicable to participation in the 2015 Incentive Plan. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant should consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the 2015 Incentive Plan.
Incentive Stock Options. The Company intends for ISOs to qualify for special treatment available under Section 422 of the Code. A participant will not recognize taxable income when an ISO is granted and the Company will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an ISO, provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to Disability).

If the participant does not sell or otherwise dispose of the Common Shares acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the Common Shares, then, upon disposition of such Common Shares, any amount realized in excess of the exercise price will be taxed to the participant as a long-term capital gain, and the Company will not be entitled to a corresponding deduction. The participant generally will recognize a long-term capital loss to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met (generally referred to as a “disqualifying disposition”), the participant generally will recognize ordinary income at the time of the disposition of the Common Shares in an amount equal to the lesser of: (i) the excess of the fair market value of the Common Shares on the date of exercise over the exercise price; or (ii) the excess, if any, of the amount realized upon disposition of the Common Shares over the exercise price, and the Company will be entitled to a corresponding deduction. Any amount realized in excess of the value of the Common Shares on the date of exercise will be a capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the Common Shares.
The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.
Nonqualified Stock Options. NQSOs do not receive the special treatment afforded to ISOs under the Code, although a participant will not recognize any income when a NQSO is granted, and the Company will not receive a deduction at that time. However, when a NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares that the participant purchased on the date of exercise over the exercise price. If a participant uses Common Shares or a combination of Common Shares and cash to pay the exercise price of a NQSO, the participant will recognize ordinary income equal to the fair market value of the excess of the number of Common Shares that the participant purchases over the number of Common Shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When a NQSO is exercised, the Company will be entitled to a deduction equal to the ordinary income that the participant recognizes.
If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is greater than the fair market value of the Common Shares when the NQSO was exercised, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is less than the fair market value of the Common Shares when the NQSO was exercised, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO.
Stock Appreciation Rights. A participant will not recognize taxable income when a SAR is granted, and the Company will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the Common Shares the participant receives over the aggregate exercise price of the SAR, if any, and the Company will be entitled to a corresponding deduction.
If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is greater than the fair market value of the Common Shares when the SAR was exercised, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is less than the fair market value of the Common Shares when the SAR was exercised, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR.
Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and the Company will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying Common Shares are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the Common Shares that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock, and the Company generally will be entitled to a deduction equal to the income that the participant recognizes.
If the amount a participant receives upon disposition of these Common Shares is greater than the fair market value of the Common Shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested.
If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the Common Shares subject to the Restricted Stock award on the grant date, and the Company will be entitled to a deduction equal to the income that the participant recognizes at that time. However, the participant will not recognize income when (and if) the Restricted Stock vests. If a participant who has made a Section 83(b) Election earns the Common Shares subject to a Restricted Stock award, any appreciation in the fair market value of the Common Shares between the grant date and the date the participant disposes of the Common Shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the grant date. Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to the Section 83(b) Election.
Other Stock-Based Awards. Generally, a participant will not recognize taxable income when an Other Stock-Based Award is granted, and the Company will not receive a deduction at that time. However, upon the settlement of an Other Stock-Based Award, the participant will recognize ordinary income equal to the cash and/or fair market value of the Common Shares that the participant receives, less the aggregate exercise price of the Other Stock-Based Award, if any. The Company generally will be entitled to a deduction equal to the income that the participant recognizes.
If the participant receives Common Shares upon the settlement of an Other Stock-Based Award and the amount the participant receives upon disposition of the Common Shares acquired upon the settlement of the Other Stock-Based Award is greater than the fair market value of the Common Shares when they were issued to the participant, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after they were issued. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the value of the Common Shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after they were issued.
Cash-Based Award. A participant will not recognize ordinary income at the time a Cash Award is granted, and the Company will not be entitled to a deduction at that time. In general, a participant will recognize ordinary income when the Cash Award is settled equal to the amount of the cash received, and the Company will be entitled to a corresponding deduction.
Section 162(m) of the Code. Certain Awards granted under the 2015 Incentive Plan may qualify as “qualified performance-based compensation” under Section 162(m). For an Award granted under the 2015 Incentive Plan, other than an Option or a SAR, to qualify as “qualified performance-based compensation,” the lapse of restrictions on the Award and distribution of cash, Common Shares or other property pursuant to such Award must be contingent upon satisfying one or more of the performance goals described above under the caption “Performance-Based Awards,” as established and certified by the Committee and the Award must satisfy the other requirements under Section 162(m). Any Options or SARs granted under the 2015 Incentive Plan are expected to qualify as “qualified performance-based compensation” due to the terms under which such Awards must be granted.
Sections 280G and 4999 of the Code. Sections 280G and 4999 of the Code impose penalties on “excess parachute payments.” A parachute payment occurs when payments are made to a “disqualified individual” (as defined under Section 280G of the Code) in connection with a Change in Control in an amount equal to or greater than 300% of the recipient’s taxable compensation averaged over the five calendar years ending before the Change in Control (or over the entire period of employment if the participant has been employed less than five calendar years). This average is called the “base amount.” An “excess parachute payment” is an amount equal to the excess of any parachute payments over 100% of the base amount.
Some participants in the 2015 Incentive Plan may receive payments in connection with a Change in Control. If this happens, the value of any such participant’s payments from the 2015 Incentive Plan must be combined with other payments that the participant is entitled to receive in connection with a Change in Control under other agreements with or plans of the Company or any of its subsidiaries. If the participant is a disqualified individual and the combined value of all payments is equal to or greater than 300% of the base amount, the participant must pay a 20% excise tax on all amounts in excess of 100% of the base amount. This tax is in addition to other federal, state and local income, wage and employment taxes. The Company may not deduct the amount of any excess parachute payment.
Section 409A. Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. The Company intends for the awards granted under the 2015 Incentive Plan to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder.
New Plan Benefits
Generally, awards granted in the future under the 2015 Incentive Plan are at the discretion of the Compensation Committee. As such, it is not possible to determine the benefits or the amounts to be received by participants under the 2015 Incentive Plan in the future.
Equity Compensation Plan Information
The Prior Plan is the Company's only equity compensation plan and will expire on May 5, 2015. The following table sets forth, for the Prior Plan, the number of Common Shares subject to outstanding performance-based stock units and the number of shares remaining available for future award grants, in each case, as of March 20, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	1,485,438	N/A	1,704,325
Total	1,485,438	N/A	1,704,325
 Vote Required
All of the members of our Board of Directors are eligible for awards under the 2015 Incentive Plan and thus may have a personal interest in the approval of this proposal.
The affirmative vote of the holders of a majority of the outstanding Common Shares represented in person or by proxy and entitled to vote on the proposal is required to approve the 2015 Incentive Plan. Accordingly, broker non-votes will not affect the outcome of the vote on the proposal and abstentions will be treated as votes cast against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR this proposal.
THE BOARD OF DIRECTORS UNAMIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL 2.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors held nine meetings during 2014 and each director participated in all of the board meetings and meetings of the committees of the Board on which he served during the year. Directors are expected to attend board meetings, meetings of the committees on which they serve and the annual meeting of stockholders. All of the directors then in office attended the Company’s 2014 Annual Meeting, except for Mr. Carey, who was unable to travel for health reasons.

Independence
The Board has determined that each of the current directors, except Joseph C. Hete (by virtue of his employment as President and Chief Executive Officer of the Company), has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the independence standards of the SEC, NASDAQ and the Certificate of Incorporation, as currently in effect.
In considering the independence of J. Christopher Teets, the Board considered the fact that he is a Partner of Red Mountain, the beneficial owner of approximately 17.2% of the Company’s outstanding shares, and concluded that his relationship with Red Mountain does not impact his independence as a director of the Company. In reaching this conclusion, the Board took into account the fact that the Company and Red Mountain are parties to a confidentiality and standstill agreement that will remain in effect during Mr. Teets’ tenure as a board member of the Company. The agreement provides for the Company to disclose certain proprietary information to Red Mountain, and imposes confidentiality obligations on Red Mountain with respect to such information and restrictions on its ability to (i) acquire or agree to acquire, directly or indirectly, more than 17.49% of the issued and outstanding common stock of the Company or any assets of the Company or a subsidiary or division thereof; (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote, as such terms are used in the rules of the SEC, or seek to advise or influence any person with respect to the voting of any securities of the Company; (iii) nominate or seek to nominate, directly or indirectly, any person to the Board of Directors; (iv) make any public announcement with respect to, or submit a proposal for, or offer of, any extraordinary transaction involving the Company or any of its securities or assets, (v) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (vi) otherwise act or seek to control or influence the Board of Directors or the management or policies of the Company; (vii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in (i) through (v) above; or (viii) request for the Company, directly or indirectly, to amend or waive any of the foregoing provisions. In addition, the agreement provides that, for so long as (i) the standstill provisions are in effect and (ii) Red Mountain beneficially owns, directly or indirectly, in excess of 14.9% of the issued and outstanding common stock of the Company, Red Mountain shall, except with the prior written consent of the Company or the Board, cause such shares of common stock representing the portion of Red Mountain's beneficial ownership in excess of 14.9% to be voted in accordance with the Board's publicly stated recommendations for voting on such matters.

Majority Voting

In March 2013, the Board amended the Bylaws to implement a majority voting standard for the uncontested election of directors. The Bylaws, as amended, provide that in an uncontested election, each director will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “For” a nominee exceeds the number of shares voted “Against" that nominee. The Bylaws include a director resignation policy providing that, in any uncontested election, in order for any person to become a nominee for the Board, that person must submit an irrevocable resignation from the Board, which will become effective if that nominee does not receive a majority of the votes cast and the Board determines to accept such resignation. In such circumstances, the Board, acting on the recommendation of the Nominating and Governance Committee (which is composed entirely of independent directors), shall, within 90 days of receiving the certified vote pertaining to such election, determine whether to accept the resignation of such unsuccessful nominee and, in making that determination, may consider any factors or other information that it deems appropriate or relevant. The Nominating and Governance Committee and the Board expect an unsuccessful incumbent to voluntarily recuse himself or herself from participation in such deliberations. The

Company will promptly publicly disclose the Board's decision and, if applicable, the reasons for rejecting the tendered resignation, in a Report on Form 8-K filed with the SEC.
The majority voting standard does not apply, however, in a contested election of directors. An election is deemed to be a contested election if the number of nominees for election as directors at the meeting in question nominated by (i) the Board, (ii) any stockholder, or (iii) a combination thereof exceeds the number of directors to be elected. In such circumstances, directors are instead elected by a plurality of the votes cast, meaning that the nominees receiving the most votes are elected. The determination as to whether an election is a contested election is made as of the record date for the meeting in question. Once an election is determined to be a contested election, the plurality standard shall remain in effect through the completion of the meeting, regardless of whether the election ceases to be a contested election after the record date but prior to the meeting.
Because the number of director nominees timely nominated for election at the 2015 Annual Meeting does not exceed the number of directors to be elected at the meeting, the election of directors at the Annual Meeting will not be contested. As a result, each of the directors will be elected by a majority of the votes cast at the Annual Meeting.

Director Compensation
The Company uses a combination of cash and long-term incentive compensation to attract and retain qualified candidates to serve on the Board. The Compensation Committee recommends to the Board for its approval the form and amount of compensation paid to the non-employee directors. The Committee reviews the compensation arrangements of the directors on an annual basis, which review includes an evaluation prepared on an annual or bi-annual basis by Towers Watson, a national compensation consulting firm, retained by the Compensation Committee. The evaluation considers the compensation arrangements for the directors of similar companies. Like the executive officers, the directors are also subject to minimum stock ownership requirements. The directors are required to own and retain the minimum number of shares (including restricted stock units) totaling in value as of the date of grant or purchase, at least three times their annual retainer. Each director is expected to be in compliance with the ownership guidelines on or about the third anniversary of the date on which he or she was elected to the Board.

Cash Compensation
During 2014, the non-employee directors received an annual fee of $30,000, except that the annual fee paid to the Chairman of the Board was increased to $40,000 for the second half of the year. The non-employee directors also received a fee of $1,500 for each board and committee meeting attended. The Chairman of the Board and the chairman of each of the standing committees of the Board also received an additional annual chairman fee. In 2014, the annual chairman fee for the Chairman of the Board was increased from $60,000 to $85,000 for the second half of the year; (ii) the annual chairman fee for the Chairman of the Audit Committee was $17,000; and (iii) the annual chairman fee for the respective chairman of the Compensation Committee, Nominating and Governance Committee and Executive Committee was $5,000. Directors also are reimbursed during the year for out-of-pocket expenses incurred in the performance of their duties as directors, such as travel, meal and lodging expenses.
Long-Term Incentive Compensation
The long-term incentive compensation awards for the non-employee directors are comprised solely of restricted stock units. Since the approval of the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the "LTI Plan"), the Board has granted restricted stock unit awards to the Company’s non-employee directors on an annual basis under the terms of the LTI Plan. The size of the grants are determined by the Board and are based on the Company’s performance during the prior year and a periodic evaluation of the compensation arrangements of other companies prepared by Towers Watson, an executive compensation consulting firm.

Director Compensation Table
The table below summarizes the compensation paid by the Company to its non-employee directors for the fiscal year ended December 31, 2014.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)
James H. Carey	138,000	112,203	250,203
Richard M. Baudouin	54,000	75,003	129,003
John D. Geary(2)	27,000	75,003	102,003
Arthur J. Lichte	55,500	75,003	130,503
Randy D. Rademacher	60,500	75,003	135,503
J. Christopher Teets	59,000	75,003	134,003
Jeffrey J. Vorholt	74,000	75,003	149,003

(1)
Joseph C. Hete, the Company’s President and Chief Executive Officer, is not included in this table since he is an employee of the Company and, therefore, receives no compensation for his services as a director.

(2)	Mr. Geary retired from the Board on May 8, 2014, at the end of his term.

(3)
Each director was awarded 10,081 restricted stock units with the exception of Mr. Carey who was awarded 15,081 restricted stock units. The restricted stock units are being reported in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 Compensation—Stock Compensation. The grant date fair value of the awards is based on information included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2015.

Board Committees
The Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Audit Committee, Compensation Committee and Nominating and Governance Committee each consists exclusively of non-employee directors.

Audit Committee
The Audit Committee is currently composed of Jeffrey J. Vorholt, Chairman, Richard M. Baudouin, James H. Carey, Arthur J. Lichte and Randy D. Rademacher. Mr. Vorholt has been the Chairman of the Audit Committee since January 29, 2004. The Board has determined that Mr. Vorholt is an “audit committee financial expert” as defined in the rules under the Exchange Act, and that he is independent under the Nasdaq Stock Market Marketplace Rules.
The Audit Committee is generally charged with the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm; reviewing and discussing with management and the independent registered public accounting firm the Company’s annual audited and quarterly consolidated financial statements; reviewing the internal audit function; overseeing the integrity, adequacy and effectiveness of the Company and its subsidiaries’ internal accounting and financial controls; and approving and monitoring the Company and its subsidiaries’ compliance with their codes of conduct. Also, in the performance of its oversight function, the Audit Committee reviews the Company and its subsidiaries’ compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Committee held four meetings during 2014.

The Audit Committee performs its work under the guidance of a written charter that was initially approved by the Audit Committee and the Board in August 2003 and was most recently amended in May 2013. The charter of the Audit Committee is available through our Internet website at http://www.atsginc.com.
The Audit Committee has furnished the following report.

Audit Committee Report
This report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, Deloitte & Touche LLP (both alone and with management present), the Company's audited consolidated financial statements for the year ended December 31, 2014. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence," as currently in effect, and has discussed with Deloitte & Touche LLP their independence.
Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee
Jeffrey J. Vorholt, Chairman
Richard M. Baudouin
James H. Carey
Arthur J. Lichte
Randy D. Rademacher

Compensation Committee
The Compensation Committee is currently composed of J. Christopher Teets, Chairman, Arthur J. Lichte and Jeffrey J. Vorholt. The Compensation Committee is responsible for reviewing, evaluating and making recommendations to the full Board regarding the Company and its subsidiaries’ overall compensation policies and establishing performance-based incentives that support long-term strategic goals, organizational objectives and stockholder interests. The Committee is also responsible for determining the compensation of the Chief Executive Officer based upon the achievement of goals and objectives that are approved by the Committee, and considering and approving the compensation arrangements for the other executive officers of the Company. This includes base salaries, short-term and long-term incentive awards, equity-related awards, participation in any deferred compensation or retirement plans or arrangements, benefits and perquisites. The Committee also evaluates the target performance goals for the non-executive senior officers and employees of the Company and its subsidiaries. In addition, the Committee oversees the administration of the Company and its subsidiaries' executive compensation plans, programs and arrangements, makes recommendations to the full Board with respect to succession planning for the Chief Executive Officer and other officers of the Company and its subsidiaries, and sets and reviews the compensation for the Board and committee members. The Committee held four meetings during 2014.
The Compensation Committee performs its work under the guidance of a written charter that was initially approved by the Compensation Committee and the Board in August 2003. The charter was most recently amended in May 2013. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Nominating and Governance Committee
The Nominating and Governance Committee is currently composed of Randy D. Rademacher, Chairman, Richard M. Baudouin, James H. Carey and J. Christopher Teets. The Committee is generally charged with identifying individuals qualified to become members of the Board in accordance with the criteria approved by the Board; making recommendations to the full Board with respect to director nominees for each annual meeting of the stockholders; developing and recommending to the Board a set of corporate governance principles applicable to the Company; and overseeing the evaluation of the Board and management. The Committee held three meetings during 2014.

The Nominating and Governance Committee performs its work under the guidance of a written charter that was initially approved by the Nominating and Governance Committee and the Board in March 2004 and was most recently amended in February 2010. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Consideration of Nominees for Director

Director Qualifications
The Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors based on the needs of the Company from time to time. The criteria used in connection with evaluating and selecting new directors includes the criteria set forth in the Company’s Corporate Governance Guidelines and Certificate of Incorporation. While these materials do not contain a formal diversity policy, the Corporate Governance Guidelines seek to ensure that candidates can work constructively with people holding diverse viewpoints and can tolerate opposing views. The Corporate Governance Guidelines are available through our Internet website at http://www.atsginc.com.
In addition to the criteria set forth in the Corporate Governance Guidelines, the Committee will consider whether the director candidate meets the definition of independence set forth under NASDAQ Marketplace rules, applicable law and the Certificate of Incorporation, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Nominating and Governance Committee and the Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to the Company’s stockholders. Service on boards of other organizations must be consistent with the Company’s conflict of interest policies applicable to directors as set forth in the “Core Requirements” of the Company's “Code of Conduct for Conducting Business.”

Evaluation of Stockholder Nominees
The policy of the Nominating and Governance Committee is to consider for nomination by the Board, properly submitted stockholder recommendations of potential nominees for membership on the Board. In evaluating such nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” There are no differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder, except to the extent provided as follows: (1) such candidates must be able to meet with one or more members of the Committee and/or the Board upon request, and (2) the stockholder must provide: (a) all written materials that would be necessary for a stockholder to make a nomination pursuant to the Bylaws, which materials must be submitted no later than the time permitted for a stockholder to make a director nomination pursuant to the Bylaws; and (b) other information requested by the Company reasonably related to the recommended individual’s qualifications as a nominee.

Director Nominations by Stockholders
The Bylaws permit stockholders to nominate directors for election at an annual stockholders’ meeting without the prior recommendation of the Nominating and Governance Committee or the nomination of the Board, subject to compliance with applicable notice requirements in the Bylaws. Stockholder nominations to the Board of Directors for the 2016 Annual Meeting of Stockholders must be forwarded to the Chairman of the Nominating and Governance Committee c/o Secretary, Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, so as to be received not less than 90 days nor more than 120 days prior to the first anniversary of the 2015 Annual Meeting of Stockholders (May 7, 2016); provided, however, that in the event the date of the 2016 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from such first anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nominations received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company.

Corporate Governance Guidelines
The Company adopted a set of Corporate Governance Guidelines in February 2005 to help the Board fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Guidelines are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines address such topics as the composition of the Board, the selection of Board members, Board independence, the procedures relating to, and the conduct of, Board and committee meetings, the compensation of directors and the Chief Executive Officer, periodic self-evaluations of the Board and committees, and other practices. The Corporate Governance Guidelines are available through our Internet website at http://www.atsginc.com.

Code of Ethics for the CEO and CFO
The Company has adopted a Code of Ethics that sets forth the policies and business practices that apply to the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Ethics is in compliance with SEC rules and addresses such topics as compliance with laws; full, fair, accurate and timely disclosure of financial results; professional, honest and ethical conduct; conflicts of interest; and reporting procedures and accountability. The Code of Ethics is available through our Internet website at http://www.atsginc.com.

Code of Conduct for Conducting Business
The Company has adopted a Code of Conduct for Conducting Business that sets forth the policies and business practices that apply to all of the Company’s employees and directors. The Code of Conduct addresses such topics as compliance with laws; moral and ethical conduct; equal employment opportunity; promoting a work environment free from harassment and discrimination; and the protection of intellectual property and proprietary information. The Code of Conduct for Conducting Business is available through our Internet website at http://www.atsginc.com.

Related Person Transactions
The Company has not had any related person transactions as defined by Regulation S-K Item 404(a), since January 1, 2014 nor are there any transactions currently proposed. If any related person transactions arise, the Audit Committee will review and approve such transactions as it deems appropriate. This policy is set forth in the charter of the Audit Committee.

Executive Sessions
The independent directors of the Company meet in executive session (with no management directors or management present) on a regular basis and upon the request of one or more independent directors. The sessions are scheduled and chaired by the Chairman of the Board, who is an independent director. The executive sessions include whatever topics the independent directors deem appropriate.

Communications with the Board
Stockholders and other parties interested in communicating directly with the Company’s directors or with the non-management directors as a group may do so by writing to the Secretary of the Company at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure

The Company’s Bylaws and Corporate Governance Guidelines provide the Board of Directors with the discretion to separate or combine the positions of Chairman of the Board and Chief Executive Officer, provided that in the event the positions are combined, an independent lead director position is established.  The Board and our Nominating and Governance Committee are currently evaluating the Board’s leadership structure as a result of the recent announcement by Mr. Carey, our current Chairman, that he will not be standing for reelection at the Annual Meeting.  Mr. Carey has served as our independent Chairman since 2004.  We believe that Mr. Carey’s service in this position has been appropriate for the Board and the Company because of his long-standing service as a director of the Company and its former parent, Airborne, Inc., and his comprehensive understanding of our business and the industry in which we operate.
The Board believes that the decision whether to separate the offices of Chairman of the Board and Chief Executive Officer or to combine those offices and appoint an independent lead director should be based upon the Board’s determination of what is in the best interests of the Company and its stockholders, taking into consideration the skills and experience of the individual or individuals filling those positions and other relevant factors. We will promptly announce through the filing of a Form 8-K the Board’s decision with respect to its leadership structure following Mr. Carey’s departure from the Board as soon as such decision is made.
Our Corporate Governance Guidelines provide that (i) a majority of the directors of the Company shall be “independent directors” as that term is defined in the Nasdaq Stock Market Marketplace Rules; and (ii) the Chief Executive Officer will be the only employee of the Company who also serves as a director of the Company.  As described above under “Independence,” six of our seven directors are independent. In addition, all of the directors on each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent directors. The independent directors meet in executive session (with no management directors or management present) on a regular basis (typically at the time of each quarterly board meeting) and upon the request of one or more independent directors.
Our Board conducts an annual evaluation to determine whether it and its committees are functioning effectively.  As a part of the annual self-evaluation, the Board considers whether the current leadership structure continues to be appropriate for the Company and its stockholders.  In addition, the Board reviews the structure of Board and company leadership as part of the succession planning process.

Board Role in Risk Oversight
The Board recognizes that it has the primary responsibility for risk oversight, with the Board's standing committees supporting the Board by addressing the risks inherent in their respective areas of oversight. In meeting its responsibilities, the Board seeks to (i) concentrate on the broader implications of a strategic direction, while allowing the committees to focus on specific areas of risk, (ii) ensure that management has implemented appropriate systems to manage risk, and (iii) ensure that it is providing effective risk oversight through its committee structure and oversight processes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives
The Compensation Committee believes that the compensation paid to its executive officers should assist the Company in attracting and retaining talented leaders and encouraging a high level of effective and ethical management in the best interests of the Company and its stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. To this end, the Compensation Committee strives to ensure that the Company’s executive compensation program is competitive with that of similarly situated companies and rewards the achievement of short and long-term goals that align the interests of its executives and stockholders in seeking to increase stockholder value.
Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2014, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.”

Chief Executive Officer’s Role in the Compensation Decision Process
The Compensation Committee considers recommendations from the Chief Executive Officer with respect to the base salaries of the named executive officers (other than himself) and the performance measures to be utilized under the Company's short-term incentive compensation plan. In making his recommendations, the Chief Executive Officer utilizes materials prepared by Towers Watson, as further described below, including a peer group analysis, and completes an objective and subjective review of each executive’s responsibilities and performance over the prior year. The Chief Executive Officer plays no role in the compensation process, and is not present during voting or deliberations, with respect to his own compensation.

Establishing Compensation Levels
The Compensation Committee ordinarily meets during the first half of each year to review the base salaries for each of the executive officers and to approve incentive awards for the previous year based upon previously established performance measures. All changes to base salaries are typically effective on July 1 for the year in which they are set. The Compensation Committee has traditionally authorized the grant of equity awards under the Company's long-term term incentive plan no earlier than the close of the market on the third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.
During the first half of the year, the Compensation Committee also typically establishes incentive goals for the current year based upon the Chief Executive Officer’s recommendations.

Compensation Consultant

The Compensation Committee is authorized to retain the services of independent advisers to assist it in carrying out its responsibilities. In 2014, the Compensation Committee engaged Towers Watson, a national compensation consulting firm, to prepare a general update concerning executive and director compensation trends. The general update included trends with respect to (i) pay for executives serving in the position of chief executive officer; (ii) annual and long-term incentive plan design; (iii) advisory votes on executive compensation; and (iii) outside director compensation.

The general update was intended to complement a competitive compensation review with respect to the positions held by the Company's named executive officers, which had been prepared by Towers Watson at the request of the Compensation Committee in 2013. The review prepared by Towers Watson in 2013 included a proxy analysis of 15 publicly-traded transportation industry competitors, logistics companies and regional airlines (the “proxy peer group”). Besides industry, the companies in the proxy peer group were selected based on a number of factors, including revenues, market cap, EBITDA, net income and number of employees. Due to the unique nature of the Company's business model, it was necessary to include some larger and some smaller companies in the proxy peer group in order to obtain a representative sample of companies with similar operations. The proxy peer group consisted of the following companies:

•   Alaska Air Group, Inc.
•   Allegiant Travel Company
•   Atlas Air Worldwide Holdings, Inc.
•   Echo Global Logistics, Inc.
•   Forward Air Corp.
•   Hawaiian Holdings, Inc. •  Hub Group, Inc. •   Pacer International, Inc.
• Park Ohio Holdings Corp. • Republic Airways Holdings, Inc. • Sky West, Inc. • Spirit Airlines, Inc. • Radiant Logistics, Inc. • UTi Worldwide, Inc. • XPO Logistics, Inc.
The compensation paid to the named executive officers was compared to the proxy peer group on a position-specific basis. In addition, the design of the Company’s short-term cash incentive plan and long-term equity incentive plan was compared with similar plans maintained by the proxy peer group. The review also included general industry compensation survey data published by Towers Watson, which was adjusted to reflect ATSG's revenue size. Neither ATSG nor Towers Watson created any specific peer groups from the survey data for benchmarking purposes. Finally, the review provided information concerning broader executive compensation trends.
The review established compensation guidelines for the named executive officers, providing data on the 25th, 50th (median) and 75th percentile pay levels in the competitive market. The Compensation Committee has identified the 50th (median) percentile as the targeted pay level.
The Compensation Committee, in consultation with the Chief Executive Officer, utilized the general update and competitive compensation review in evaluating the ongoing competitiveness of the Company’s compensation arrangements for 2014. In this regard, the peer group analysis contained in the competitive compensation review constituted a material component of the Compensation Committee’s evaluation of the Company’s compensation arrangements for 2014 with respect to the named executive officers.
To minimize the potential for conflicts of interest, our policy is to limit the use of Towers Watson to only executive compensation and benefits matters. Further, the Compensation Committee has the sole authority to retain or terminate Towers Watson as the Committee's executive compensation consultant and to approve its fees and other terms of engagement. In connection with its engagement of Towers Watson, the Compensation Committee considered various factors bearing upon Towers Watson's independence, including, but not limited to, the amount of fees received by Towers Watson from the Company as a percentage of Towers Watson's total revenues, Towers Watson's policies and procedures designed to prevent and mitigate conflicts of interest, and the existence of any business or personal relationships that could impact Towers Watson's independence. After reviewing these and other factors, the Compensation Committee determined that Towers Watson was independent and that its engagement did not present any conflicts of interest. Towers Watson also provided the Company with a written statement in which it indicated its belief that it serves as an independent advisor to, and has no conflicts of interest involving, the Company.

Compensation and Risk

The Board of Directors, in consultation with the Compensation Committee and management, believes that the Company's compensation policies and practices, including the Company's executive compensation program, do not create risks that are reasonably likely to have a material adverse effect on the Company. The Board believes that the following characteristics of the Company's compensation policies and practices are effective in reducing the possibility of the executive officers, individually or as a group, making excessively-risky business decisions that could maximize short-term results at the expense of long-term value:

•
The base salaries the Company pays to its executive officers are generally consistent with salaries paid for comparable positions in the Company's industry, and provide the Company's executive officers with a steady income while reducing the incentive to take risks in pursuit of short-term benefits.

•
The Company's short-term and long-term incentive compensation plans are well-defined and based on non-discretionary formulas that respectively cap the maximum bonus and shares that may be earned, thereby reducing the incentive for excessive risk taking.

•	The Company's executive compensation program is designed to include a significant level of long-term incentive compensation, which discourages short-term risk taking.

•	The performance period and vesting schedule for long-term incentives overlap, which reduces the motivation to maximize performance in any one period.

•
The Compensation Committee retains an external executive compensation consultant at least every two years to advise it on market practices and the suitability of its compensation actions and decisions.

•
The Company has adopted (i) a Code of Ethics for the Chief Executive Officer and Chief Financial Officer that provides for the forfeiture of bonuses and equity compensation under certain situations; (ii) a Code of Conduct for Conducting Business; and (iii) a Corporate Compliance Plan, each of which are designed to reinforce the balanced compensation objectives established by the Committee. The Code of Ethics for the Chief Executive Officer and Chief Financial Officer, Code of Conduct for Conducting Business and Corporate Compliance Plan are available through our Internet website at http://www.atsginc.com.

•
The Company has adopted stock ownership guidelines for its executive officers, which the Board believes helps to align the interests of the executive officers with the interests of stockholders, and thereby discourages excessive risk taking.

•
With the exception of change-in-control agreements, the Company does not maintain employment or severance agreements with any of the named executive officers. Each of the named executive officers is employed at will and is expected to perform in order to continue serving as a member of the executive team.

Advisory Votes on Executive Compensation
At our 2014 Annual Meeting, 98% of the shares cast voted in favor of the advisory vote on the executive compensation reported in Company's proxy statement for that year. While the advisory vote is non-binding, the Compensation Committee and the Board of Directors reviews and considers the voting results with respect to advisory votes on executive compensation when making future decisions regarding the Company's executive compensation program and intends to hold future advisory votes on executive compensation every year.
At our 2013 Annual Meeting, the shareholders approved the advisory vote on executive compensation by a lower margin than in prior years. The Compensation Committee and the Board determined that the lower approval margin was primarily attributable to stockholder concerns with respect to the presence of tax gross-up provisions contained in the change-in-control agreements that the Company has with its named executive officers. In response to this concern, the Board, upon the recommendation of the Compensation Committee, adopted a policy in March 2014 that the Company will no longer include tax gross-up payments in any change-in-control agreements that it enters into in the future with its executive officers, including the named executive officers. The Compensation Committee also undertook a review of the existing change-in-control agreements that it has with its executive officers, including the named executive officers, with the intent of securing amendments to those agreements that eliminated the tax gross-up provisions contained therein. The Compensation Committee engaged Towers Watson, a national compensation consulting firm, to provide market perspective, make recommendations and otherwise provide assistance in evaluating this matter. Upon review and after consulting with management, the Compensation Committee determined instead to terminate the existing change-in-control agreements that the Company has with each of its named executive officers and, in conjunction therewith, offer to enter into a new change-in-control agreements that do not contain tax gross up provisions. Since the existing change-in-control agreements each provide that they will expire four years from the named executive officer's receipt of notice of termination, the new change-in-control agreements will become effective in March 2019.

Components of Executive Compensation for 2014
The Company’s executive compensation and benefits package consists of direct compensation (base salary, short-term cash incentives and long-term equity-based incentives) and Company-sponsored retirement and benefit plans. The components of the named executive officers’ compensation packages are designed to contribute to a total package that is competitive, appropriately performance-based and valued by the Company’s executive. The Compensation Committee strives to align the mix of executive officer compensation between cash and non-cash or short-term and long-term incentive compensation with the competitive benchmarking described above.

Base Salary
The Company provides the named executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salary for the Chief Executive Officer and the other named executive officers, although the base salaries for the latter are determined in consultation with the Chief Executive Officer. The Compensation Committee typically reviews the base salaries of the named executive officers sometime during the first half of the year as part of the Company’s performance review process, as well as in the event of a promotion or other change in job responsibilities. This review primarily takes into account a compensation analysis, such as the Towers Watson analysis described above; an internal review of the executive’s compensation, both on an individual basis and relative to other executives; and the individual performance of the executive, as evaluated by the Chief Executive Officer. The Compensation Committee intends to review the base salaries of the Company's named executive officers during the first half of 2015.
The base salaries paid to the named executive officers in 2014 are set forth in the “Salary” column of the “Summary Compensation Table” below.

Short-Term Incentive Compensation
During 2014, the Company's executives, including the named executive officers, had the potential to earn incentive compensation under the Company’s Executive Incentive Compensation Plan (the “EIC Plan”). The purpose of the EIC Plan is to incentivize executive management to achieve short-term corporate goals. Under the EIC Plan, participants are eligible to receive a cash bonus utilizing a non-discretionary formula that establishes a bonus amount, expressed as a percentage of base salary, based upon the extent of achievement of performance measures that are prescribed under the EIC Plan. The performance measures selected, and the relevant weight given to each such performance measure, may vary by participant, provided that, unless otherwise determined by the Compensation Committee, bonuses will be based on at least two performance measures, one of which will be net income from continuing operations. The other performance measures that may be utilized under the EIC Plan include revenue growth, return on capital, earnings per share, shipment growth, increase in stock price, return on assets, service or strategic objectives. The cash-incentive bonus opportunity for each participant varies depending upon the position held and ranges from 4% to 130% of the participant's base salary earned during the year. The threshold, target and maximum bonus potentials for the named executive officers in 2014, included the following:

Named Executive Officer	Threshold	Target	Maximum
Joseph C. Hete	4% of base salary	78% of base salary	130% of base salary
Quint O. Turner	4% of base salary	60% of base salary	100% of base salary
W. Joseph Payne	4% of base salary	60% of base salary	100% of base salary
Richard F. Corrado	4% of base salary	60% of base salary	100% of base salary
The Compensation Committee determines the performance measures, and the extent of the achievement thereof, for the Chief Executive Officer. The Chief Executive Officer, in consultation with the Compensation Committee, determines the performance measures, and the extent of the achievement thereof, for the other named executive officers.

For 2014, 80% of the named executive officers’ bonus opportunity was based upon the level of achievement of net income from continuing operations and 20% of their bonus opportunity was based upon the level of achievement of strategic objectives (the "Strategic Objectives"). The Compensation Committee determined that Messrs. Hete, Turner, Payne and Corrado (i) had achieved 97% of the bonus potential for the performance measure associated with net income from continuing operations, and (ii) had respectively achieved 90%, 95%, 100% and 95% of the bonus potential associated with the Strategic Objectives. The following table shows for each of the named executive officers (i) the performance measures utilized; (ii) the relevant weight given to the performance measures based on net income from continuing operations and in the aggregate for the Strategic Objectives; (iii) the potential bonus amounts at threshold, target and maximum, for the achievement of the performance measures based on net income from continuing operations, and in total for the Strategic Objectives; and (iv) the actual cash incentive bonus achieved for the performance measures under the EIC Plan for 2014:

	Component of 2014 Bonus	Potential Bonus Attainment			Actual 2014 Bonus
		Minimum	Target	Maximum
Joseph C. Hete
Net Earnings From Continuing Operations	80.0%	$17,600	$343,200	$572,000	$554,400
Strategic Objectives	20.0%	4,400	85,800	143,000	128,700
Shareholder Relations Matters
Customer Relations Matters
Strategic Sales and Marketing Initiatives
Financing Matters
Strategic Business Initiatives
Share Repurchase Program
Cost Reduction Matters
Total					$683,100
Quint O. Turner
Net Earnings From Continuing Operations	80.0%	$10,048	$150,720	$251,200	$243,664
Strategic Objectives	20.0%	2,512	37,680	62,800	59,660
Shareholder Relations Matters
Customer Relations Matters
Financing Matters
Strategic Business Initiatives
Share Repurchase Program
Cost Reduction Matters
Total					$303,324
W. Joseph Payne
Net Earnings From Continuing Operations	80.0%	$9,328	$139,920	$233,200	$226,204
Strategic Objectives	20.0%	2,332	34,980	58,300	58,300
Customer Relations Matters
Strategic Business Initiatives
Cost Reduction Matters
Total					$284,504
Richard F. Corrado
Net Earnings from Continuing Operations	80.0%	$9,088	$136,320	$227,200	$220,384
Strategic Objectives	20.0%	2,272	34,080	56,800	53,960
Customer Relations Matters
Strategic Sales and Marketing Initiatives
Cost Reduction Matters
Total					$274,344

The Compensation Committee believes that the Company’s overall incentive program, including the EIC Plan, is meaningfully performance based. In this regard, the Chief Executive Officer and other named executive officers were awarded an annual cash bonus under the EIC Plan attributable to the performance measure associated with net operating income from continuing operations based on the Company’s performance in 2014, but they were awarded no annual cash bonus under that performance measure in light of the Company’s performance in 2013.
The amounts paid to the named executive officers under the EIC Plan for 2014 are also set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation
The Company's executives, including the named executive officers, and senior management are eligible to participate in the Company's omnibus long-term incentive plan entitled the Air Transport Services Group, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the "LTI Plan"). The purpose of the LTI Plan is to foster and promote the long-term financial success of the Company, to reward performance and to increase stockholder value by providing participants appropriate incentives and awards, to enable the Company to attract and retain the services of outstanding individuals, to encourage stock ownership in the Company, and to align the interests of management and directors with that of stockholders. The LTI Plan authorizes a wide range of equity awards, including stock options, restricted stock awards, restricted stock units, stock awards, stock appreciation rights and performance-based awards payable in shares or cash and other forms of equity compensation. The LTI Plan will expire on May 5, 2015 and no new awards may be granted under the LTI Plan after that date. The Company's Board is recommending that the Company's stockholders approve the 2015 Incentive Plan to supersede the LTI Plan.
Since the approval of the LTI Plan, the Compensation Committee has granted restricted stock awards and performance-based stock unit awards to the Company’s named executive officers and other executives and members of the senior management group on an annual basis under the terms of the LTI Plan. The amount of the total long-term incentive grants to be received by each named executive officer is typically determined by multiplying the officer's base salary by a percentage, the latter of which depends on the position held. The percentage is 100% in the case of each of the named executive officers. The restricted stock awards and performance-based stock unit awards are divided evenly, so that half of the long-term incentive compensation value is delivered in restricted stock and half is delivered in performance-based stock units. The number of shares of restricted stock and performance-based stock units to be received is determined by dividing the value derived above by the closing stock price on the date of grant. The Compensation Committee has traditionally authorized the grant of awards no earlier than at the close of the market on the third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.

Restricted Stock Awards
Under the restricted stock award agreements, shares of stock are issued in the name of each of the participant employees, but are held in escrow until they fully vest. Ordinarily, the vesting period is approximately 34 months from the date of grant. The employees may exercise any voting rights associated with the restricted stock while in escrow, and any dividends paid on the restricted stock are also held in escrow and paid once they are fully vested. The restrictions will be removed and the stock distributed to the employees if they are actively employed at the end of the vesting period, but may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.
The number of shares of restricted stock that were granted to each of the named executive officers during fiscal year 2014, all of which will vest at the end of the restriction period, are set forth in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the “Grants of Plan-Based Awards Table” below.

Performance-Based Stock Unit Awards
Under the performance-based stock unit award agreements, the performance units are converted to an equal number of shares of common stock and paid out or forfeited, depending upon whether and the extent to which certain performance criteria are met during the performance period. The performance period is ordinarily 36 months. The performance-based stock units consist of two types—stock performance units and return-on-invested-capital ("ROIC") units. The agreements contain an equal number of stock performance units and ROIC units. The performance criteria for the stock performance units are based upon the extent to which the appreciation in the Company’s stock during the performance period equals or exceeds the total stockholder return performance of the NASDAQ Transportation Index during the same period. Each award agreement contains the following chart, setting forth when the stock performance awards are earned or forfeited:

If, on December 31, [. . . .], the Company’s stock performance is . . .	You will receive the following number of shares of Company stock . . .
Below the 40th percentile of the NASDAQ Transportation Index	—
At the 40th percentile of the NASDAQ Transportation Index (threshold Stock Performance Unit level) . . .	#
At the 50th percentile of the NASDAQ Transportation Index (target Stock Performance Unit level) . . .	#
At the 75th or higher percentile of the NASDAQ Transportation Index (maximum Stock Performance Unit Level) . . .	#

For performance outcomes between the 40th percentile and the 75th percentile levels, the actual awards are interpolated.
The ROIC units are based upon how the Company’s average return on invested capital during the performance period compares to the levels specified under the award agreements. Each award agreement contains the following chart, setting forth when the ROIC awards are earned or forfeited:

If, over the Performance Period, the Company’s Average Return on Invested Capital is . . .	You will receive the following number of shares of Company stock . . .
Less than 8%	—
8% ("threshold ROIC Unit level")...	#
10% ("target ROIC Unit level")...	#
12% or higher ("maximum ROIC Unit level")...	#

For performance outcomes between the 8% ROIC and 12% ROIC levels, the actual awards are interpolated.
The performance-based stock units (both stock performance units and ROIC units) may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.
The number of performance-based stock units that were granted to each of the named executive officers during fiscal year 2014, all or a portion of which may vest at the end of the performance period, depending upon and the extent to which the performance criteria are met during the performance period, are set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards" columns of the “Grants of Plan-Based Awards Table” below.

Equity Compensation Plan Information
The following table sets forth, for the LTI Plan, the number of shares of common stock subject to outstanding performance-based stock units and the number of shares remaining available for future award grants, in each case, as of March 20, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	1,485,438	N/A	1,704,325
Total	1,485,438	N/A	1,704,325

Stock Ownership Guidelines
To better align the interests of the Company's executives, including the named executive officers, with the interests of stockholders, the Committee requires that certain executives, including the named executive officers, maintain a minimum ownership interest in the Company. The amount of stock required to be owned and retained is based on the minimum number of shares totaling in value as of the date of grant or purchase (including restricted stock granted under the LTI Plan) and a multiple of the executive's base salary, which multiple depends upon the position held. The Chief Executive Officer (Mr. Hete) is required to own and retain the minimum number of shares totaling in value as of the date of grant or purchase at least three times his base salary. The Chief Financial Officer (Mr. Turner); Senior Vice President, Corporate General Counsel and Secretary (Mr. Payne); and Chief Commercial Officer (Mr. Corrado) are each required to own and retain the minimum number of shares totaling in value as of the date of grant or purchase at least two times their respective base salaries. The Company’s executives, including the named executive officers, are expected to be in compliance with the ownership guidelines on or about the third anniversary of the date on which the executive was first elected to the position held.

Company-Sponsored Retirement and Benefit Plans

Retirement Plans
ATSG and its subsidiaries have several retirement plans for their executives, including the named executive officers, and other employees that are not covered by a collective bargaining agreement. However, as described below, all but two of the retirement plans have been frozen or are no longer the subject of contributions. The named executive officers participate in one or more of the following plans: (i) the ABX Air Capital Accumulation Plan, which is both a defined contribution 401(k) plan (the “CAP 401(k) 5%”) and a voluntary 401(k) salary deferral plan (the “CAP 401(k)”); (ii) the ABX Air Retirement Income Plan (the “RIP”), which is a defined benefit pension plan; (iii) the ABX Air Profit Sharing Plan (the “PSP”), which is a defined contribution plan; (iv) the ABX Supplemental Executive Retirement Plan (the "SERP"), a non-qualified and unfunded plan that provides for benefits in excess of statutory limits; and (v) the Air Transport Services Group, Inc. Nonqualified Deferred Compensation Plan (the “DCP”), a non-qualified plan that provides deferred compensation in excess of statutory limits.
All eligible full and part-time non-union employees of ATSG, including the named executive officers, who complete one year of service and work at least 1,000 hours during the year receive a company contribution to the CAP 401(k) 5%. Under the CAP 401(k) 5%, employees that have completed three continuous years of employment with the Company and worked at least 1,000 hours each year, earn the right to receive benefits upon termination. Contributions are calculated as the product of 5% of eligible annual pay for each year of service, and the contributions are deposited in the CAP 401(k) 5%. Similarly, all eligible full and part-time non-union employees of ATSG, including the named executive officers, may elect to participate in the CAP 401(k), which is a 401(k) plan that allows voluntary deferrals of up to 75% of an employee’s pay, subject to IRS income limits.

Messrs. Hete, Turner and Payne are eligible to receive benefits under the RIP. The RIP is a floor offset pension plan that works in step with the PSP (No contributions have been made to the PSP for non-union employees since December 31, 1999 or for union employees since December 31, 2009.). Under the RIP, all eligible full and part-time non-union employees of ATSG that have completed five continuous years of employment with the Company, earn the right to receive benefits upon termination at the normal retirement age of 65 or reduced benefits upon early retirement on or after age 55, with 10 or more years of service. Retirement benefits are calculated as the product of 2% times the final average annual eligible pay for the first 25 years of service and 0.5% times the final average annual eligible pay for each year after the first 25 years of service, less the actuarial equivalent of the PSP balance. The RIP was frozen on January 14, 2010, and, as such, no years of service or average monthly compensation have been credited to the participants since that date in determining the benefit available under the RIP.
Messrs. Hete, Turner and Payne are eligible to receive benefits under the SERP. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (FAEs) for 25 or more years of service, which benefit is reduced by 4% a year for each year of service less than 25 years. In addition, a participant may elect early retirement as early as age 55 provided he or she has at least 10 years of service with the Company. The benefit is reduced by 6% a year for early retirement before age 62. Participants become vested in the SERP after completing 5 years of service with the Company. Prior to the date upon which the SERP was frozen, benefits earned through the formula were offset by benefits from Social Security, the RIP, the PSP and the CAP 401(k) 5%. The SERP was frozen on April 14, 2009. Accordingly, years of service used to calculate the targeted benefit as well as FAEs were frozen as of that date.
Messrs. Turner, Payne and Corrado are eligible to receive benefits under the DCP. The DCP provides deferred compensation to a select group of management and highly compensated employees (except for any person so employed under the terms of a collective bargaining agreement) in an amount equal to the retirement contributions that cannot be made to the qualified plan in which the eligible employee participates due to IRS compensation limits. The annual contributions made on behalf of the named executive officers participating under the DCP are dependent upon a number of factors, including the salary and bonus paid to the named executive officer during the year, the terms of the qualified plan in which he participates, and the annual IRS compensation limit (The annual contributions made on behalf of the named executive officers under the DCP for 2014 are set forth in footnote 4 to the "Summary Compensation Table" below.).

Benefit Plans
The core benefit package for the named executive officers and all other employees of the Company includes health, dental, vision, short and long-term disability, group term life insurance, accidental death and dismemberment ("AD&D") insurance, and certain post-retirement benefits. The core benefit package is designed to assist the Company in retaining and attracting employees for key positions. The core benefit package for all of the employees of ATSG, including the named executive officers, also includes business travel accident insurance. The named executive officers participate in the Company’s benefit plans on the same basis as all other Company employees, except to the extent described under the heading “Retirement Plans” and “Potential Payments upon Termination or Change in Control.”

Change-in-Control Agreements
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers. Information regarding applicable payments under such agreements for the named executive officers is set forth under “Potential Payments Upon Termination or Change in Control” below.

Financial Restatements
Certain bonuses and equity compensation received by the Chief Executive Officer and Chief Financial Officer must be forfeited as required by applicable law, if the Company is required to prepare an accounting restatement due to material non-compliance by the Company as a result of misconduct with any financial reporting requirements under the securities laws.

Tax and Accounting Implications

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally prohibits a company from deducting compensation paid to certain “covered employees” (its principal executive officer and three other most highly compensated executive officers (other than the principal financial officer)) in excess of $1 million per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. The Compensation Committee considers the deductibility of our executive compensation under Section 162(m) and structures the performance-based stock unit awards under the LTI Plan with the goal of qualifying any compensation paid thereunder as “performance-based” compensation excluded from the $1 million cap.
The Compensation Committee reviews and considers the impact that tax laws and accounting regulations may have on executive compensation, including the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. In certain cases, the Compensation Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such compensation is necessary to ensure competitive levels of total compensation for our executives or to otherwise further our executive compensation philosophy and objectives. We believe that all compensation paid to our Named Executive Officers for 2014 will be fully deductible for federal income tax purposes.

Accounting for Stock-Based Compensation
The Company began accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718, beginning with the initial grant of awards under the Company’s Amended and Restated 2005 Long-Term Incentive Plan.

Compensation Committee Report
This report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.
The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2015 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, each as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Compensation Committee
J. Christopher Teets, Chairman
Arthur J. Lichte
Jeffrey J. Vorholt

Summary Compensation Table
The following table sets forth the total compensation earned by, including the stock awards granted to, each of the named executive officers for the fiscal years ended December 31, 2014, December 31, 2013, and December 31, 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Joseph C. Hete	2014	$550,000	$557,775	$683,100	$964,003	$18,051	$2,772,929
President & Chief Executive Officer	2013	535,000	551,208	116,844	(353,334)	17,654	867,372
	2012	520,000	553,014	159,250	410,769	15,870	1,658,903

Quint O. Turner	2014	314,000	251,753	303,324	317,226	31,102	1,217,405
Chief Financial Officer	2013	302,500	250,128	50,215	(165,635)	21,897	459,105
	2012	285,000	233,415	79,800	125,221	14,353	737,789

W. Joseph Payne	2014	291,500	232,155	284,504	129,516	29,331	967,006
Senior VP Corp General Counsel & Secretary	2013	280,000	231,600	52,080	(68,746)	20,145	515,079
	2012	266,500	221,445	71,289	49,534	14,237	623,005

Richard F. Corrado	2014	284,000	227,633	274,344	—	27,751	813,728
Chief Commercial Officer	2013	259,077	214,230	41,440	—	37,984	552,731
	2012	246,000	204,687	56,580	—	31,759	539,026

(1)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the LTI Plan. The amounts shown for the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2014 would have been: Hete ($699,023), Turner ($315,505), Payne ($290,945) and Corrado ($285,277). Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2013 would have been: Hete ($696,684), Turner ($316,224), Payne ($292,800) and Corrado ($270,840). Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2012 would have been: Hete ($699,468), Turner ($295,230), Payne ($280,090) and Corrado ($258,894). Assumptions used in the calculation of these amounts are included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2015. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(2)
The amounts shown reflect the award of cash incentive compensation on March 20, 2015, March 21, 2014 and March 22, 2013, under the EIC Plan. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.”

(3)
The amounts shown reflect the respective actuarial increases (decreases) in the present value of the named executive officers’ benefits under the RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (FAEs) at 25 years of service. For each year of service below 25 years, a 4% per year reduction factor is applied. If a participant retires between ages 55 and 62, an additional 6% per year reduction factor is applied. The targeted 50% benefit is offset by the RIP (before the PSP offset) or the actuarial equivalent of the employer contribution under the CAP 401(k) 5% and an estimated Social Security benefit based on the maximum amount. If a participant terminates prior to age 55, the SERP benefit will be payable at age 55. If a participant does not have 5 years of service at termination, they are not eligible for a SERP benefit. The SERP benefit will be paid as a lump sum based on RP 2000 annuitant mortality projected to 2018 and 5.55% interest. The decrease in 2013 as compared to 2012 for Messrs. Hete, Turner and Payne was primarily attributable to higher market discount rates in 2013. Mr. Corrado does not participate in the RIP or the SERP.

(4)
The amounts shown reflect the value of contributions made by the Company to each of the named executive officers pursuant to the CAP 401(k) 5%, the value of contributions made by the Company to each of the named executive under the DCP, the dollar value of life insurance premiums paid by the Company for the benefit of each of the named executive officers, relocation assistance paid by the Company, and commuting and temporary living expenses paid by the Company for each named executive officer, as follows:

(a)
The amounts for Mr. Hete include contributions made by the Company pursuant to the CAP 401(k) 5% ($13,000, $12,750 and $12,500 for 2014, 2013 and 2012, respectively) and the dollar value of life insurance premiums paid by the Company ($5,051, $4,904 and $3,370 for 2014, 2013 and 2012, respectively).

(b)
The amounts for Mr. Turner include contributions made by the Company pursuant to the CAP 401(k) 5% ($13,000, $12,750 and $12,500 for 2014, 2013 and 2012, respectively) and the DCP ($15,210 and $6,365 for 2014 and 2013, respectively), and the value of life insurance premiums paid by the Company ($2,891, $2,782 and $1,853 for 2014, 2013 and 2012, respectively).

(c)
The amounts for Mr. Payne include contributions made by the Company pursuant to the CAP 401(k) 5% ($13,000, $12,750 and $12,500 for 2014, 2013 and 2012, respectively) and the DCP ($13,659 and $4,814 for 2014 and 2013, respectively), and the value of life insurance premiums paid by the Company ($2,672, $2,580 and $1,737 for 2014, 2013 and 2012, respectively).

(d)
The amounts for Mr. Corrado include contributions made by the Company pursuant to the CAP 401(k) 5% ($13,000, $12,750 and $12,500 for 2014, 2013 and 2012, respectively) and the DCP ($12,153 and $3,033 for 2014 and 2013, respectively), the value of life insurance premiums paid by the Company ($2,599, $2,379 and $1,594 for 2014, 2013 and 2012, respectively), commuting expenses ($4,761 and $8,274 for 2013 and 2012, respectively) and housing and other living expenses ($15,061 and $9,391 for 2013 and 2012, respectively).

Grants of Plan-Based Awards Table
The following table summarizes the grants of plan-based awards made to each of the named executive officers during the fiscal year ended December 31, 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Hete	3/10/2014*				12,950	18,500	27,750		$144,855
	3/10/2014**				12,950	18,500	27,750		137,640
	3/10/2014							37,000	275,280
	N/A	$22,000	$429,000	$715,000

Quint O. Turner	3/10/2014*				5,845	8,350	12,525		65,381
	3/10/2014**				5,845	8,350	12,525		62,124
	3/10/2014							16,700	124,248
	N/A	12,560	188,400	314,000

W. Joseph Payne	3/10/2014*				5,390	7,700	11,550		60,291
	3/10/2014**				5,390	7,700	11,550		57,288
	3/10/2014							15,400	114,576
	N/A	11,660	174,900	291,500

Richard F. Corrado	3/10/2014*				5,285	7,550	11,325		59,117
	3/10/2014**				5,285	7,550	11,325		56,172
	3/10/2014							15,100	112,344
	N/A	11,360	170,400	284,000

(1)
The amounts shown reflect the threshold, target and maximum payment levels under the EIC Plan. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.” There is no grant date for awards made under the EIC Plan. The actual payments were made on March 20, 2015 and are disclosed above under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)
The amounts shown reflect the threshold, target and maximum number of shares of Company stock that can be awarded to each of the named executive officers with respect to the grant of stock performance units and ROIC units made under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The stock performance units are identified with an "*" and the ROIC units are identified with an "**".

(3)
The amounts shown reflect the number of shares of restricted stock that were awarded to each of the named executive officers under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(4)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the LTI Plan. This amount assumes the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assumptions used in the calculation of these amounts are included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2015. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2014.

	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name		Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	3/4/2013	47,600	23,800	35,700	$407,456	$203,728	$305,592
	3/10/2014	37,000	18,500	27,750	316,720	158,360	237,540
Quint O. Turner	3/4/2013	21,600	10,800	16,200	184,896	92,448	138,672
	3/10/2014	16,700	8,350	12,525	142,952	71,476	107,214
W. Joseph Payne	3/4/2013	20,000	10,000	15,000	171,200	85,600	128,400
	3/10/2014	15,400	7,700	11,550	131,824	65,912	98,868
Richard F. Corrado	3/4/2013	18,500	9,250	13,875	158,360	79,180	118,770
	3/10/2014	15,100	7,550	11,325	129,256	64,628	96,942

(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal years 2013 and 2014 under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The grants made in fiscal years 2013 and 2014 will vest on December 31, 2015, and December 31, 2016, respectively.

(2)
The amounts shown were calculated using a per share value of $8.56, the closing market price of our common stock on December 31, 2014. In addition, the amounts shown assume that the stock performance units will be paid out at the maximum level for both the 2013 and 2014 awards and the ROIC units will be paid out at the target level for both the 2013 and 2014 awards, based on the Company’s performance under the respective awards as of December 31, 2014.

Vested Equity Awards at Fiscal Year-End Table
The following table sets forth information about equity awards held by the named executive officers that vested on December 31, 2014.

	Number of Shares Acquired on Vesting (#)(1)			Value Realized on Vesting ($)(2)
Name	Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	46,200	—	29,337	$395,472	$—	$266,380
Quint O. Turner	19,500	—	12,383	166,920	—	112,438
W. Joseph Payne	18,500	—	11,748	158,360	—	106,672
Richard F. Corrado	17,100	—	10,859	146,376	—	98,600

(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal year 2012 that vested on December 31, 2014, under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(2)
The amounts shown were calculated using a per share value of $8.56 for the restricted stock, which was the closing market price of our common stock on the date of vesting, December 31, 2014, and a per share value of $9.08 for the performance-based stock units, which was the closing market price of our common stock on the date that the stock was issued, March 3, 2015.

Pension Benefits Table
The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each of the named executive officers, under the RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Joseph C. Hete	Retirement Income Plan	29.3	$834,821
	Supplemental Executive Retirement Plan	25.0	4,107,631
Quint O. Turner	Retirement Income Plan	21.6	582,729
	Supplemental Executive Retirement Plan	20.8	555,366
W. Joseph Payne	Retirement Income Plan	14.7	430,436
	Supplemental Executive Retirement Plan	13.9	—
Richard F. Corrado(3)	Retirement Income Plan	N/A	—
	Supplemental Executive Retirement Plan	N/A	—

(1)	The RIP and the SERP are described in further detail above under the heading, “Retirement Plans.”

(2)
The valuation method and assumptions used to calculate the amounts shown are included in Note H to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2015, and are based on the SERP in effect as of December 31, 2014.

(3)	Mr. Corrado does not participate in the RIP or the SERP.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Retirement
Certain of the named executive officers participated in the RIP and the SERP in 2014. These plans are discussed above under the heading “Retirement Plans” and the present value of accumulated benefits payable to each of the named executive officers under these plans is described above under the heading “Pension Benefits Table.”
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the executive in conjunction with his retirement. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the executive at the end of the performance period.

Payments Made Upon Disability
Under the terms of ATSG's short-term disability plan, each of the named executive officers would be entitled to receive 50% of his annual base salary (up to a maximum of $1,000 per week) for a six-month period beginning 15 days from the date he first became disabled. In the event the named executive officer continued to be disabled for a period longer than six months, he would be entitled to participate under the Company’s long-term disability plan. Under ATSG’s long-term disability plan, the named executive officer would be entitled to receive 66 2/3% of his annual base salary (up to a maximum of $15,000 per month) during the period of disability. The payments would continue until the named executive officer died, ceased to have a disability or reached his normal retirement age for purposes of receiving Social Security benefits. The definition of disability is the same as that used for the disability plans covering all full-time non-union employees of ATSG. Namely, the named executive officer must be unable to perform the material and substantial duties of his occupation. Further, after 24 months, the named executive officer must be unable to perform the duties of any gainful occupation for which he is reasonably fitted by education, training or experience. The disability benefits would be reduced by any benefits payable under the Company’s pension plans, social security, workers compensation or via subrogation against a third party.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the named executive officer in the event that he were to become disabled. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the named executive officer at the end of the performance period.

Payments Made Upon Death
In the event of the death of a named executive officer, his surviving spouse would receive those amounts that have accrued and vested under the RIP and the SERP in the form of a 50% joint and survivor benefit and his beneficiaries would receive those amounts that have accrued and vested under the PSP, which benefit plans are discussed above in this Proxy Statement, including under the headings “Summary Compensation Table” and “Retirement Plans.” In addition, the named executive officer’s beneficiaries would receive life insurance proceeds in the amount of 2 1/2 times his annual base salary, rounded up to the next $10,000, up to a maximum of $1,500,000. Further, in the event the cause of death was attributable to an accident, the beneficiaries would receive an additional 2 1/2 times the named executive officer’s annual base salary, rounded up to the next $10,000, up to a maximum of $1,500,000 over and above the life insurance benefit. Further, in the event the cause of death was attributable to an accident while traveling on company business, the beneficiaries would receive an additional 2 times annual base salary, rounded up to the next $1,000, up to a maximum of $500,000 over and above the life insurance benefit and accidental death benefit.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the name executive officer's beneficiaries in the event of his death. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the named executive officer's beneficiaries at the end of the performance period.

Payments Upon Change In Control
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers, as described below under the heading “Potential Payments Upon Termination or Change in Control Table.” The purpose of the agreements is to assist in retaining the executives and better enable them to function effectively without distraction in the event that uncertainty as to the future control of the Company and/or a subsidiary should arise as the result of a merger proposal or acquisition attempt by third parties. The agreements provide that, in the event of a change in control of the Company or the subsidiary that employs the executive, the executive will have the right to remain employed, at not less than his respective rate of compensation in effect as of the date of the change in control, for at least four years thereafter.
A change in control is generally defined in the agreements as (i) the direct or indirect acquisition by any person of a greater than 50% ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (ii) the direct or indirect acquisition by any person, within any 12 month period, of a 30% or more ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (iii) a majority of the members of the Board are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iv) the acquisition by any person, within any 12 month period, of assets from the Company or the subsidiary of the Company that employs the executive that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the subsidiary, as applicable.
The agreements generally provide that, if an executive is terminated without “cause” (defined as willful and continued failure to perform duties after demand from the Board, or willful or gross misconduct) within four years after a change in control, the Company must pay the executive, in addition to all accrued compensation, the equivalent of two years’ (three years’ in the case of the Chief Executive Officer) salary and bonus. In addition, the executive is entitled to the continuation of his group health insurance coverage and certain other benefits for the remainder of the term of the agreement, reimbursement for outplacement services and, if a participant, increased benefits under the SERP. The Company or subsidiary that employs the executive is required to provide the same additional compensation and benefits described above in the event an executive officer resigns due to a material reduction by his employer in his salary, authority, duties or responsibilities or a material change in the geographic location of his employment.
The Board, upon the recommendation of the Compensation Committee, adopted a policy in March 2014 which provides that the Company will no longer include provisions in any change-in-control agreements that it enters into with its executive officers, including the named executive officers, in the future that require for the Company to make a tax gross-up payment to reimburse the executive officer for any excise tax and associated income taxes on excess parachute payments as outlined under Section 280G and 4999 of the Internal Revenue Code. Since the existing change-in-control agreements that the Company has with its executives officers, including the named executive officers, require for the Company to make tax gross up payments, the Compensation Committee also undertook a review of those agreements with the intent of securing amendments to those agreements that eliminated the tax gross-up provisions contained therein. The Compensation Committee engaged Towers Watson, a national compensation consulting firm, to provide market perspective, make recommendations and otherwise provide assistance in evaluating this matter. Upon review and after consulting with management, the Compensation Committee determined instead to terminate the existing change-in-control agreements that the Company has with each of its named executive officers and, in conjunction therewith, offer to enter into new change-in-control agreements that do not contain tax gross up provisions. The existing change-in-control agreements each provide that they will expire four years from the named executive officer's receipt of notice of termination, so the new change-in-control agreements will become effective in March 2019.
The LTI Plan provides that in the event of a business combination (as defined therein), the restrictions on any shares of restricted stock will lapse and the stock will be distributed. In addition, the performance objectives imposed on any performance-based stock units will be deemed to have been met at the threshold level or any higher level actually achieved as of the date of the change in control (“Accelerated Units”) and the executive will receive cash or stock (depending on the nature of the change in control) as if the performance period ended on the date of the change in control. The amount awarded with respect to performance-based stock units will be determined by multiplying the Accelerated Units by the number of whole months between the beginning of the performance period and the date of the change in control divided by the number of whole months in the performance period.

Potential Payments Upon Termination or Change in Control Table
The table below shows potential payments to each of the named executive officers upon (i) retirement, (ii) disability, (iii) death or (iv) termination upon a change in control of the Company. The amounts shown assume that a termination was effective as of December 31, 2014 and are estimates of the amounts that would be paid to the executives upon their termination in addition to the base salary and bonus earned by the executives during 2014 and any applicable pension amounts payable to the executive officers described above under the headings “Pension Benefits” and “Pension Benefits Table.” The actual amounts that would be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Benefit	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause or for Good Reason After a Change in Control ($)
Joseph C. Hete	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,380,000	—
	Restricted Stock(3)	724,176	724,126	724,126	724,126
	Performance-Based Stock Units(4)	471,513	471,513	471,513	471,513
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	3,738,300
	Health Care Continuation Coverage(6)	18,356	—	—	69,956
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	32,376
	Job Outplacement Services(8)	—	—	—	10,000
Quint O. Turner	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	800,000	—
	Restricted Stock(3)	—	327,848	327,848	327,848
	Performance-Based Stock Units(4)	—	213,643	213,643	213,643
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,281,648
	Health Care Continuation Coverage(6)	—	—	—	101,932
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	34,531
	Job Outplacement Services(8)	—	—	—	10,000
W. Joseph Payne	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	740,000	—
	Restricted Stock(3)	—	303,024	303,024	303,024
	Performance-Based Stock Units(4)	—	197,593	197,593	197,593
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,200,008
	Health Care Continuation Coverage(6)	—	—	—	101,932
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	33,652
	Job Outplacement Services(8)	—	—	—	10,000
Richard F. Corrado	Long-Term Disability Payments(1)	—	180,000	—	—

Life and Accidental Death Insurance Proceeds(2)	—	—	720,000	—
Restricted Stock(3)	—	287,616	287,616	287,616
Performance-Based Stock Units(4)	—	185,823	185,823	185,823
Severance Pay under Change-in-Control Agreement(5)	—	—	—	1,163,688
Health Care Continuation Coverage(6)	—	—	—	101,932
Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	33,360
Job Outplacement Services(8)	—	—	—	10,000

(1)
This amount represents the value of long-term disability payments for one year. However, the executive officer would receive short-term disability benefits for the first six months of any disability, which in the case of the named executive officers would constitute 50% of their base salary (up to a maximum of $1,000 per week).

(2)
This amount assumes the cause of death was not attributable to an accident. The following amounts would be paid to the named executive officers’ beneficiaries in the event the cause of death was attributable to an accident: Hete ($2,760,000), Turner ($1,600,000), Payne ($1,480,000) and Corrado ($1,440,000). Further, the following amounts would be paid to the executive officers’ beneficiaries in the event the cause of death was attributable to an accident while traveling on business: Hete ($3,260,000), Turner ($2,100,000), Payne ($1,980,000) and Corrado ($1,940,000).

(3)	These amounts were calculated using a per share value of $8.56, the closing market price of our common stock on December 31, 2014. Mr. Hete became eligible for early retirement as of April 3, 2009.

(4)
These amounts were calculated using a per share value of $8.56, the closing market price of our common stock on December 31, 2014. In addition, the performance-based stock units awarded in 2013 and 2014 were valued at the maximum amount for the stock performance units and the target amount for the ROIC units. Mr. Hete became eligible for early retirement as of April 3, 2009.

(5)
This amount constitutes the equivalent of two years’ (three years’ in the case of Mr. Hete) salary and bonus for the named executive officer as well as the cash value of contributions that the Company would have made on his behalf for a 3-year period under the CAP 401(k) 5%. In addition, the Company may have been required to make tax gross-up payments to reimburse Messrs. Turner and Payne for excise taxes and associated income taxes. In such event, the taxes would have been approximately $1,275,000 and $1,150,000 for Messrs. Turner and Payne; respectively.

(6)
The amount contained in the "Retirement" column for Mr. Hete constitutes the cumulative value of the portion of his retiree medical coverage that the Company would have paid on his behalf until he reaches age 65, and is merely intended as an estimate. Mr. Hete became eligible for early retirement as of April 3, 2009. The amount contained in the "Termination Without Cause or for Good Reason Under an Employment Agreement or After a Change in Control" column reflects the value of the Company's portion of the cost until Mr. Hete reaches age 65 and is merely intended as an estimate. Under the change-in-control agreement, the Company will pay the named executive officer’s health insurance premiums for the remaining term of the agreement, provided that the executive has elected COBRA continuation coverage or retiree medical, if eligible, and at the end of such continuation coverage period shall arrange for the executive to receive health benefits substantially similar to those which the executive was receiving immediately prior to the termination of the coverage period.

(7)
This amount constitutes the value of life, AD&D, short-term disability and long-term disability insurance premiums that the Company would have paid on the named executive officer's behalf for the 4-year term of the change-in-control agreement and is merely intended as an estimate.

(8)	This constitutes the maximum amount that the Company will pay or reimburse to the named executive officer for job outplacement services under the terms of the change-in-control agreement.

Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. None of the members of the Compensation Committee are officers or employees, or former officers or employees, of the Company or any of its subsidiaries.

STOCK OWNERSHIP OF MANAGEMENT
The following table sets forth information as to the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company and the named executive officers on March 20, 2015, and by all directors and executive officers as a group:

Name	Common Stock of the Company Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Directors(3)
Richard A. Baudouin	—	*
James H. Carey	41,413	*
Arthur J. Lichte	10,081	*
Randy D. Rademacher	25,000	*
J. Christopher Teets(4)	—	*
Jeffrey J. Vorholt	30,081	*
Named Executive Officers(5)
Joseph C. Hete, President and Chief Executive Officer(6)	674,485	1.0%
Quint O. Turner, Chief Financial Officer	261,257	*
W. Joseph Payne, Senior Vice President, Corporate General Counsel & Secretary	168,238	*
Richard F. Corrado, Chief Commercial Officer	84,127	*

All Directors and Executive Officers as a Group (10 Persons)	1,294,682	2.0%

*	Less than 1% of common stock outstanding.

(1)	Except as otherwise noted, none of the individuals shares with another person either voting or investment power as to the shares reported.

(2)	Based on 64,948,826 shares outstanding (which includes 425,700 shares of restricted stock).

(3)
The stock ownership information for the directors does not include restricted stock units held by the following directors in the following amounts: Messrs. Baudouin (23,817), Carey (106,829), Lichte (13,736), Rademacher (89,429), Teets (69,829) and Vorholt (91,748).

(4)
The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (as described in footnote 1 on page 4 of this Proxy Statement). Mr. Teets, a Partner of Red Mountain Capital Partners LLC, disclaims beneficial ownership of the shares of the Company beneficially owned by Red Mountain Capital Partners LLC.

(5)	These amounts include the restricted shares held by Messrs. Hete (84,600), Turner (38,300), Payne (35,400) and Corrado (33,600), as to which the holder has sole voting, but no dispositive power.

(6)	Mr. Hete also serves as a director.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Deloitte & Touche LLP, an independent registered public accounting firm, examined the financial statements of the Company for 2014 and has been selected by the Audit Committee of the Board to serve as the Company’s independent registered public accounting firm for 2015.
We are asking the stockholders to ratify the Audit Committee’s selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting to respond to questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of the Independent Registered Public Accounting Firm
The aggregate fees billed to the Company for professional services by Deloitte & Touche LLP in calendar years 2014 and 2013 are as follows:

	Year Ended December 31
	2014	2013
Audit Fees	$889,429	$870,650
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$889,429	$870,650

Audit Fees
These are the aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2014 and December 31, 2013, the effectiveness of the Company’s internal controls as of December 31, 2014 and December 31, 2013, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees
There were no fees billed for audited-related services for the fiscal years ended December 31, 2014 and December 31, 2013.

Tax Fees
There were no fees billed for tax services for the fiscal years ended December 31, 2014 and December 31, 2013.

All Other Fees
There were no fees billed for other services for the fiscal years ended December 31, 2014 and December 31, 2013.

Auditor Independence
In considering the nature of the services provided by Deloitte and Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Touche LLP and the Company's management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
All audit services for 2014 were pre-approved by the Audit Committee. The charter of the Audit Committee provides for pre-approval of all audit and non-audit services performed by the Company’s independent registered public accounting firm. Such pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The charter of the Audit Committee authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to non-audit services, but the decision must be presented to the full Committee at the next regularly scheduled Committee meeting.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking stockholders to approve an advisory resolution on the Company's executive compensation as reported in this Proxy Statement. The Compensation Committee and the Board of Directors believes that the compensation policies and practices of the Company articulated in the “Compensation Discussion and Analysis” contained in this Proxy Statement are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company's success.
A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers' interests with those of our stockholders. The annual cash bonus paid to our named executive officers under the Company's Executive Incentive Compensation Plan ("EIC Plan") is based in large part on the Company's net income from continuing operations, while the remainder is designed to incentivize and reward the achievement of strategic objectives that are more specifically targeted to the named executive officer. For example, the Chief Executive Officer and other named executive officers were awarded an annual cash bonus under the EIC Plan attributable to the performance measure associated with net operating income from continuing operations based on the Company’s performance in 2014, but they were awarded no annual cash bonus under that performance measure in light of the Company’s performance in 2013. The restricted stock and performance-based stock unit awards made to the named executive officers under the Company's Amended and Restated 2005 Long-Term Incentive Plan, as described on pages 33 and 34, further align our executives' interests with our stockholders' interests.
As disclosed under “Stock Ownership Requirements” and “Stock Ownership of Management,” each of our named executive officers also owns shares of common stock of the Company, thus giving each of them a direct, vested interest in long-term Company performance and stockholder return. Further, with the exception of change of control agreements, the Company does not maintain employment or severance agreements with any of the named executive officers. Each of the named executive officers is employed at will and is expected to perform in order to continue serving as a member of the executive team.
We urge stockholders to read the "Compensation Discussion and Analysis" beginning on page 27 of this Proxy Statement, which describes in more detail how our executive compensation policies and practices operate and are designed to achieve our compensation objectives, as well as the "Summary Compensation Table" and other related compensation tables and narrative, appearing on pages 38 through 46, which provide detailed information on the compensation of our named executive officers. Included therein, under “Advisory Votes on Executive Compensation” beginning on page 29, is additional information concerning the results of advisory votes on executive compensation in recent years and actions taken by the Compensation Committee and the Board of Directors in response thereto.
In accordance with provisions of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2015 Annual Meeting of Stockholders:
RESOLVED, that the stockholders of Air Transport Services Group, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2015 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review and consider the voting results when making future decisions regarding our executive compensation program.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that the directors and certain officers of the Company, and persons who own more than ten percent of the Company's common stock, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.
Based solely on its review of the copies of such forms received by the Company, and the representations of the officers and directors of the Company regarding their compliance with the filing requirements, the Company believes that in 2014, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one Form 4 report covering one transaction for each of Messrs. Hete, Turner, Payne, Corrado, Manibusan, Starkovich, Templeton and Fedders, was not timely filed.

STOCKHOLDER PROPOSALS
Under the rules of the SEC, if you wish to include a proposal in the Company’s proxy statement for the 2016 Annual Meeting, it must be received by the Secretary of the Company at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, no later than November 30, 2015.
Under the Company’s Bylaws, proposals of stockholders intended to be presented at the 2016 Annual Meeting outside of the proxy statement process must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting (May 7, 2015); provided, however, that in the event the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any proposals received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Company’s Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company. These requirements apply to any matter that a stockholder wishes to raise at the annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

ANNUAL REPORT ON FORM 10-K
If any person who was a beneficial owner of common stock of the Company on the record date for the 2015 Annual Meeting desires copies of the Company’s Annual Report on Form 10-K, such copies will be furnished without charge upon request by writing or calling:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296

We also make available free of charge the Company’s Report on Form 10-K through our Internet website at http://www.atsginc.com.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 7, 2015
This Proxy Statement is available at http://www.proxyvote.com.

OTHER MATTERS
Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the stockholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO VOTE BY USING THE INTERNET, TELEPHONE OR BY FILLING IN, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ W. Joseph Payne
W. JOSEPH PAYNE
Secretary

March 27, 2015
Wilmington, Ohio

APPENDIX A

AIR TRANSPORT SERVICES GROUP, INC.
2015 LONG-TERM INCENTIVE PLAN

The purpose of the Plan is to promote the Company’s long-term financial success and increase stockholder value by motivating performance through incentive compensation.  The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees and directors and enable Participants to participate in the Company’s long-term growth and financial success.

ARTICLE I
DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I.  For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.

1.1.“Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2.“Affiliate” shall mean any entity that would be considered a single employer with the Company under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3.“Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award or Cash-Based Award granted pursuant to the Plan.

1.4.“Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award.  If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5.“Board” shall mean the Board of Directors of the Company.

1.6.“Cash-Based Award” shall mean an Award granted pursuant to Article IX of the Plan.

1.7.“Cause” shall mean, unless otherwise provided in the related Award Agreement: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company or any Affiliate by the Participant, (b) conviction of the Participant of a felony, or (c) the Participant’s (i) willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or in the event that the assigned duties include any activities that are unlawful or would violate acceptable accounting, securities or other specifically defined business principles), (ii) willful engagement in gross misconduct materially injurious to the Company or any Affiliate, or (iii) breach of any material term of the Plan; provided, however, that Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by the Participant and approved by the Company.

1.8.“Change in Control” shall mean any of the following:

(a)the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the effective date of this Plan whose election or nomination for election by the Company’s stockholders, was approved, recommended or ratified by a vote of a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(b)the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of at least a majority of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company;

(c)the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the stockholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company;

(d)the sale or other disposition of all or substantially all of the assets of the Company; or

(e)the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code, a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.9.“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.10.“Committee” shall mean the Compensation Committee of the Board, which shall be comprised of at least two (2) directors. All members of the Committee shall be “outside directors,” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder, and “non-employee” directors within the meaning of Rule 16b-3 under the Act.

1.11.“Company” shall mean Air Transport Services Group, Inc., and any successor thereto.

1.12.“Consultant” shall mean any person who renders services to the Company or any of its Affiliates other than an Employee or a Director.

1.13.“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

1.14.“Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.15.“Disability” shall mean:

(a)    with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code; and

(b)    with respect to any other Award, unless otherwise provided in the related Award Agreement, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration.

1.16.“Employee” shall mean any person who is a common law employee of the Company or any Affiliate.  A person who is classified as other than a common-law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.17."Effective Date" shall have the meaning given to that term in Article XVI of the Plan.

1.18.“Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a)    If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(b)    If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c)    If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.19.“Full Value Award” shall mean an Award that is settled by the issuance of Shares, other than an Incentive Stock Option, a Nonqualified Stock Option or a Stock Appreciation Right.

1.20.“Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.

1.21.“Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

1.22.“Option” shall mean an option to purchase Shares which is granted pursuant to Article V of the Plan.  An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

1.23.“Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.

1.24.“Participant” shall mean an Employee, Director or Consultant who is granted an Award under the Plan.

1.25.“Performance-Based Award” shall mean an Award described in Section 10.1 of the Plan.

1.26.“Performance Criteria” shall mean (a) with respect to a Participant who is or is likely to be a Covered Employee, the performance criteria described in Section 10.2(a) of the Plan, and (b) with respect to any other Participant, any performance criteria determined by the Committee in its sole discretion.

1.27.“Plan” shall mean the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

1.28.“Prior Plan” shall mean the Air Transport Services Group, Inc. Amended and Restated 2005 Long-Term Incentive Plan.

1.29.“Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan.

1.30.“Retirement” shall mean (a) in the case of a Participant who is an Employee, termination of employment after meeting the definition of normal or early retirement under the Company’s tax-qualified defined benefit retirement plan (or, if the Company does not maintain a tax-qualified defined benefit retirement plan, the definition of normal or early retirement included in the tax-qualified retirement plan that the Company most recently maintained and which included a definition of normal and early retirement), whether or not such Participant is then accruing (or ever has accrued) a benefit under such plan, and (b) in the case of a Participant who is a Director, such Participant’s termination of service as a Director for any reason after completing at least one, one-year term as a Director.

1.31.“Shares” shall mean the common stock, par value $0.01 per share, of the Company.

1.32.“Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan.

1.33.“Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.

ARTICLE II
SHARES SUBJECT TO THE PLAN

2.1.Number of Shares Available for Awards.  Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 3,000,000, all of which may be granted with respect to Incentive Stock Options.  The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in the open market for such purpose.  Subject to this Article II, upon a grant of an Award, the number of Shares available for issuance under the Plan shall be reduced by the number of Shares subject to such Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the number of Shares subject to such Award that become available for future grant under the Plan pursuant to Section 2.2.  Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

2.2.Share Usage.  In addition to the number of Shares provided for in Section 2.1, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that, by its terms, may be settled only in cash; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees, Directors or Consultants as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; and (d) any Shares subject to outstanding awards under the Prior Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares. Notwithstanding anything to the contrary in this

Plan, Shares covered by an Award that are surrendered as payment of the exercise price of such Award or that are withheld to satisfy any taxes required to be withheld with respect to any taxable event arising with respect to such Award shall not again be available for issuance as Awards under this Plan.

2.3.Fiscal Year Limits.  Subject to Section 2.4 and unless and until the Committee determines that an Award to a Covered Employee shall not be designed as “qualified performance-based compensation” under Section 162(m) of the Code, during any fiscal year of the Company, the Committee may not grant any Participant (a) Options covering more than 200,000 Shares, (b) Stock Appreciation Rights covering more than 200,000 Shares, (c) more than 200,000 Shares of Restricted Stock, (d) Other Stock-Based Awards covering more than 200,000 Shares, (e) Cash-Based Awards equal to more than $2,000,000, (f) Performance-Based Awards that are to be settled in Shares covering more than 200,000 Shares, (g) Performance-Based Awards that are to be settled in cash equal to more than $2,000,000 and (h) Full Value Awards covering more than 400,000 Shares.

2.4.Adjustments.  In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares and other terms or limitations applicable to outstanding Awards.  Notwithstanding the foregoing, an adjustment pursuant to this Section 2.4 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

ARTICLE III
ADMINISTRATION

3.1.In General.  The Plan shall be administered by the Committee.  The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable.  Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.

3.2.Delegation of Duties.  In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with Section 162(m) of the Code or any other applicable law and (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act.

ARTICLE IV
ELIGIBILITY

Any Employee, Director or Consultant selected by the Committee shall be eligible to be a Participant in the Plan; provided, however, that Incentive Stock Options shall only be granted to Employees who are employed by the Company or any of its Subsidiaries.

ARTICLE V
OPTIONS

5.1.Grant of Options.  Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2.Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.  The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3.Exercise Price.  The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

5.4.Term.  The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its date of grant.

5.5.Exercisability.  Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement.  Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria.

5.6.Exercise of Options.  Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable.  An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares.  The exercise price of an Option may be paid: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; provided that such Shares had been held for at least six (6) months or such other period required to obtain favorable accounting treatment; (c) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); (d) by a combination of the methods described in clauses (a), (b) and/or (c); or (e) through any other method approved by the Committee in its sole discretion.  As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

5.7.Special Rules Applicable to Incentive Stock Options.  Notwithstanding any other provision in the Plan to the contrary:

(a)    The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(b)    The aggregate Fair Market Value of the Shares (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.

(c)    No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the date the Incentive Stock Option is granted.

ARTICLE VI
STOCK APPRECIATION RIGHTS

6.1.Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2.Award Agreement.  Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

6.3.Exercise Price.  The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

6.4.Term.  The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its date of grant.

6.5.Exercisability of Stock Appreciation Rights.  A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement.  Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria.

6.6.Exercise of Stock Appreciation Rights.  Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable.  A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised.  Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised.  A Stock Appreciation Right may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

ARTICLE VII
RESTRICTED STOCK

7.1.Grant of Restricted Stock.  Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

7.2.Award Agreement.  Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

7.3.Terms, Conditions and Restrictions.

(a)    The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance goals (which may be based on one (1) or more of the Performance Criteria), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock.  Notwithstanding the foregoing, subject to Article 12 of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of a Restricted Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Restricted Stock Award more quickly than one year from the date of grant of the Award.

(b)    To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c)    Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

7.4    Rights Associated with Restricted Stock during Restricted Period.  During any restricted period applicable to Shares of Restricted Stock:

(a)Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b)Unless otherwise provided in the related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that receipt of any such dividends or other distributions will be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid.

ARTICLE VIII
OTHER STOCK-BASED AWARDS

8.1.Grant of Other Stock-Based Awards.  Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.  Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including without limitation, (a) unrestricted Shares or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash.  Notwithstanding the foregoing, subject to Article 12 of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of an Other Stock-Based Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Other Stock-Based Award more quickly than one year from the date of grant of the Award.

8.2.Award Agreement.  Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Stock-Based Award shall become vested, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

8.3.Form of Settlement.  An Other Stock-Based Award may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8.4.Dividend Equivalents.  Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement.

ARTICLE IX
CASH-BASED AWARDS

Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion.  Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range and the other terms and conditions, as applicable, of such Award which may include, without limitation, performance objectives and that the Cash-Based Award is a Performance-Based Award under Article 10.

ARTICLE X
PERFORMANCE-BASED AWARDS

10.1.In General.  Notwithstanding anything in the Plan to the contrary, Cash-Based Awards, Shares of Restricted Stock and Other Stock-Based Awards may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”).  As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one (1) or more Performance Criteria during a performance period established by the Committee.  Any such Award must meet the requirements of this Article 10.

10.2.Performance Criteria.

(a)    For purposes of the Plan, the “Performance Criteria” for Participants who are or are likely to be Covered Employees are as follows:

i.
Earnings measures (including, without limitation, gross margin, earnings before interest, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings);

ii.	Cash flow;

iii.	Earnings per share;

iv.	Growth in earnings or earnings per share;

v.	Stock price;

vi.	Return on equity or average stockholders’ equity;

vii.	Total stockholder return;

viii.	Return on invested capital;

ix.	Return on stockholder equity;

x.	Return on assets or net assets;

xi.	Return on investment;

xii.	Revenue;

xiii.	Income or net income;

xiv.	Operating income or net operating income;

xv.	Operating profit or net operating profit (whether before or after taxes);

xvi.	Operating margin;

xvii.	Return on operating revenue;

xviii.	Market share;

xix.	Contract awards or backlog;

xx.	Overhead or other expense reduction;

xxi.	Growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group or other index;

xxii.	Meeting customer cost and service standards;

xxiii.	Strategic plan development and implementation; and

xxiv.	Improvement in workforce diversity.

(b)    Performance Criteria may relate to an individual Participant or to any group of Participants, the Company, one (1) or more of its Affiliates or one (1) or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one (1) or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

10.3.Establishment of Performance Goals.  With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall establish: (a) the applicable performance goals and performance period and (b) the formula for computing the Performance-Based Award.  Such terms and conditions shall be established in writing while the outcome of the applicable performance period is substantially uncertain, but in no event later than the earlier of: (i) ninety (90) days after the beginning of the applicable performance period; or (ii) the expiration of twenty-five percent (25%) of the applicable performance period.

10.4.Certification of Performance.  With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall certify in writing whether the applicable performance goals and other material terms imposed on such Performance-Based Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance-Based Award.  No such Performance-Based Award shall be granted, vested, exercisable and/or settled, as the case may be, until the Committee makes this certification.

10.5.Modifying Performance-Based Awards.  To the extent consistent with Section 162(m) of the Code, performance goals relating to such Performance-Based Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

10.6.Negative Discretion.  In the Committee’s sole discretion, the amount of a Performance-Based Award actually paid to a Participant may be less than the amount determined by the applicable performance goal formula.

ARTICLE XI
TERMINATION OF EMPLOYMENT OR SERVICE

With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates.  Such provisions shall be determined in the sole discretion of the Committee, shall be included in the related Award Agreement, need not be uniform among all Awards granted under the Plan and may reflect distinctions based on the reasons for termination.  Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, Retirement or involuntary termination without Cause of the Participant.

ARTICLE XII
CHANGE IN CONTROL

Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, the Committee, in its sole discretion and without liability to any person, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change in Control.  Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; and/or (c) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards.  Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

ARTICLE XIII
AMENDMENT OR TERMINATION OF THE PLAN

13.1.In General.  The Board or the Committee may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s stockholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment materially increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.4), (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.

13.2.Repricing.  Except for adjustments made pursuant to Section 2.4 of the Plan, in no event may the Board or the Committee amend the terms of an outstanding Award to reduce the exercise price of an outstanding Option or Stock Appreciation Right or cancel an outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right without stockholder approval.

ARTICLE XIV
TRANSFERABILITY

14.1.Except as described in Section 14.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative.

14.2.A Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XV
MISCELLANEOUS

15.1.No Right to Continue Services or to Awards.  The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee, Director or Consultant at any time.  In addition, no Employee, Director or Consultant shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants.  The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

15.2.Tax Withholding.

(a)    The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan.  This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award or (iii) collected directly from the Participant.

(b)    Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding.  All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

15.3.Requirements of Law.  The grant of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.  Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or national securities exchange, market or quotation system that the Committee deems necessary and (b) completion of registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary. Subject to compliance with applicable law and/or regulation, an Award agreement or other documentation or notice related to the Plan and/or Awards may be communicated to Participants by electronic media.

15.4.Legends.  Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law.  The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 15.4.

15.5.Uncertificated Shares.  To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

15.6.Forfeiture Provision.  Unless the Award Agreement specifies otherwise, the Committee may, in its discretion, require a Participant to forfeit all unexercised, unearned, unvested or unpaid Awards if:

(a)    the Participant, without written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by the Company or any of its Subsidiaries, as determined by the Committee;

(b)           the Participant performs any act or engages in any activity that is detrimental to the best interests of the Company or any of its Subsidiaries, as determined by the Committee; or

(c)    the Participant breaches any agreement or covenant with, or obligation or duty to, the Company or any Subsidiary, including without limitation, any non-competition agreement, non-solicitation agreement, confidentiality or non-disclosure agreement, or assignment of inventions or ownership of works agreement, as determined by the Committee.

In addition, each Award granted to a Participant under the Plan shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company as in effect from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or applicable securities exchange.

15.7.Governing Law.  The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions, except to the extent that the laws of the state in which the Company is incorporated are of mandatory application.

15.8.No Impact on Benefits.  Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

15.9.Rights as a Shareholder.  Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

15.10.Successors and Assigns.  The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.11.Section 409A of the Code.

(a)    Awards granted pursuant to the Plan are intended to comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.

(b)    If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to be paid or to the distribution of any portion of an Award that is subject to Section 409A of the Code and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six (6) months from the date of such separation from service (or, if earlier, the Participant’s death).  Such amount shall be paid or distributed on the first (1st) business day of the seventh (7th) month following such separation from service.

(c)    Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

15.12.    Savings Clause.  In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.13    Foreign Employees. Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of laws of other countries in which the Company or its Subsidiaries operate or have employees.

ARTICLE XVI
EFFECTIVE DATE AND TERM OF THE PLAN

The effective date of the Plan is May 7, 2015 (the "Effective Date").  No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date or, if earlier, the date the Plan is terminated.  Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

ATSG
Air Transport Services Group, Inc.

AIR TRANSPORT SERVICES GROUP, INC.
145 HUNTER DRIVE
WILMINGTON, OH 45177

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Directors			
1a. Joseph C. Hete	☐	☐	☐
1b. Arthur J. Lichte	☐	☐	☐
1c. J. Christopher Teets	☐	☐	☐
1d. Jeffrey J. Vorholt	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Company proposal to approve the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan.	☐	☐	☐
3. Company proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2015.	☐	☐	☐
4. Advisory vote on executive compensation.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000237867_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

AIR TRANSPORT SERVICES GROUP, INC.
Annual Meeting of Stockholders
May 7, 2015 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joseph C. Hete and Arthur J. Lichte, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Air Transport Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on May 7, 2015, at The Roberts Center 123 Gano Road, Wilmington, Ohio, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 and 4.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000237867_2 R1.0.0.51160